As filed with the Securities and Exchange Commission on May 18, 2009

Registration No. 333-158551

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICOP Digital, Inc.

(Exact name of registrant as specified in its charter)

Colorado	3663	84-1493152
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

16801 W. 116th Street

Lenexa, Kansas 66219

(913) 338-5550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Owen

16801 W. 116th Street

Lenexa, Kansas 66219

(913) 338-5550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. von Bergen David C. Wang Jason H. Barker Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300	Debra K. Weiner Wickersham & Murphy, P.C. 430 Cambridge Avenue, Suite 100 Palo Alto, CA 94306 (650) 323-6400

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2009

PRELIMINARY PROSPECTUS

550,000 Units

Each unit consisting of ten shares of common stock

and ten non-redeemable Class B warrants

We are offering 550,000 units, with each unit consisting of ten shares of common stock and ten non-redeemable Class B warrants. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price of $         per share (110% of the closing price of our common stock on the day preceding the date of this prospectus). The Class B warrants are immediately exercisable and will expire on                     , 2009 (six months from the date of this prospectus). The units will separate immediately and the shares of common stock and the Class B warrants comprising the units will be issued and will trade separately.

We expect to offer units at an initial public offering price equal to ten times the price at which a share of our common stock trades immediately prior to this offering. Assuming the closing price of a share of our common stock on the NASDAQ Capital Market on April 6, 2009, which was $0.55, the initial public offering price would be $5.50 per unit. The price of the units was negotiated between the representative and us taking into account, among other factors, the price at which our stock traded on the NASDAQ Capital Market immediately prior to this offering.

Our common stock is traded on the NASDAQ Capital Market under the symbol “ICOP.” On April 6, 2009, the last reported sale price of our common stock was $0.55. We intend to apply to list our Class B warrants on the NASDAQ Capital Market under the symbol                     .

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The expenses for this offering will include (in addition to the underwriting discount) a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to Paulson Investment Company, Inc., the representative of the underwriters of this offering. Additionally, we have granted the underwriters a 45-day option to purchase up to an additional 82,500 units to cover over-allotments and have issued the representative of the underwriters a warrant to purchase up to 550,000 shares of common stock.

Paulson Investment Company, Inc.

The date of this prospectus is                     , 2009

i

ABOUT THIS PROSPECTUS

You should rely only on information contained in, or incorporated by reference into, this prospectus, any free writing prospectus and any prospectus supplement or amendment. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation. The information in, or incorporated by reference into, this prospectus and any prospectus supplement or amendment prepared by us may be accurate only as of their respective dates.

Our trademarks include: ICOP ® , ICOP DIGITAL ® , ICOP Model 20/20 ® , ICOP Model 20/20 ®-W, ICOP Model 4000™, ICOP LIVE™, ICOP iVAULT™, ICOP iVAULT MMS™, ICOP EXTREME™ Wireless Mic, ICOP Solution™, ICOP Guardian™, ICOP LIVE Platform™, ICOP DVMS™, ICOP Model 20/20 LIVE™, ICOP Guardian LIVE™, ICOP PC Viewer™, ICOP IN-FOCUS™, ICOP BodyCam™, BUSCOP™, IBUS™, BikeCam™, TransitCop™, ICOP Digital Video Management System™, ICOP 20/20 VISION™, Advancing Surveillance Technology™ and A Veil of Protection™. The trademarks, service marks or trade names of any other company appearing in this prospectus belong to its owner. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us and, or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. While we believe that this summary highlights some of the most important information about ICOP Digital, Inc. and this offering, you should read this entire prospectus and the documents incorporated by reference carefully, including “Risk Factors,” before deciding to invest in our units. References to “we,” “us,” “our,” “ICOP,” or the “Company” in this prospectus mean ICOP Digital, Inc.

Business Overview

We design, engineer and market video surveillance products for public safety. Our flagship product, the ICOP Model 20/20-W, is a digital in-car video and audio recorder designed for the rugged demands of law enforcement agencies, which provides a secure chain of custody and integrity of the recorded information. Since our first commercial sale in June 2005, we have sold the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20 , to law enforcement customers in 49 states. The ICOP Model 20/20-W technology also has applications in other markets where video surveillance is critical in the safety of people and security of property, including the military and other public safety installations. Our product is installed in the dashboard of the vehicle; therefore, there are no parts in the trunk, under the seat, or overhead, which is critical in considering officer safety and space limitations within patrol cars. An AM/FM radio is built into the ICOP Model 20/20-W to replace the AM/FM radio in the dashboard. The ICOP Model 20/20-W provides wireless (“W”) upload of the recorded video to the backend server where the video evidence is stored and managed.

Law enforcement has long recognized the value of gathering intelligence and documenting critical events by means of recorded video. Video and audio evidence collected by in-car systems has been used successfully in cases such as driving under the influence, various traffic violations, vehicular pursuits, narcotic enforcement actions, assaults-on-officer incidents and civil litigation involving law enforcement agencies. Information collected by in-car VHS (analog) video systems has also been used to assist agencies in identifying potential threats to homeland security.

The majority of in-car police video systems currently employed, however, rely on outdated analog technology that suffers from inferior quality video and audio, lack of dependability in extreme temperatures, storage and retrieval difficulties and officer safety concerns. The law enforcement industry is currently transitioning from analog to digital technologies for in-car video, and we believe that we are well-positioned to exploit this market. The ICOP Model 20/20-W is priced competitively to comparable units, yet we believe it offers superior video and audio quality, officer safety due to secure and convenient placement in the dashboard, and security for the integrity of the recorded evidence.

The ICOP DVMS (Digital Video Management System) is the original backend video management system for the ICOP Model 20/20-W. In late 2007, we began selling the ICOP iVAULT MMS (Media Management System), an enterprise-level software management product, which was developed to serve as a digital evidence locker for law enforcement, enabling storage of multiple file formats. This software is web-enabled, allowing files to be shared within precincts, among precincts or across the nation, using high levels of security.

The ICOP 20/20 VISION brings the functionality of the ICOP Model 20/20-W to laptops in police cars, allowing the digital video recorder (DVR) to be controlled by an officer’s laptop computer anywhere in the vehicle. This product was developed in response to industry demand, which grew out of the dramatic growth of laptops in police vehicles. We began shipping the ICOP 20/20 VISION in March 2009.

During the second quarter of 2008, we began selling ICOP LIVE, a product that delivers live streaming audio and video. ICOP LIVE works in conjunction with the ICOP Model 20/20-W, enabling live streaming audio and video to and from a first responder vehicle over wireless networks, including cellular networks, mesh networks, etc., from the ICOP Model 20/20-W to police headquarters, personnel on the scene and web-enabled mobile devices such as smart phones and PDAs in the field. Early marketing efforts are focused on our existing customer base of first responders. The audio and video live streams to a virtually unlimited number of simultaneous viewers, using secure protocols. To further leverage the marketing of ICOP LIVE, ICOP has entered into co-marketing agreements with Sprint Nextel (“Sprint”), using the implementation of ICOP LIVE over the Sprint Mobile Broadband Network, and with Strix Systems (“Strix”), one of the worldwide leaders in wireless mesh networking, using the implementation of ICOP LIVE over Strix mesh networks.

During the fourth quarter of 2008, the Company introduced the ICOP Model 4000, which is a digital video product designed for school buses, cash transit vehicles, commercial and transit vehicles, including buses and trains. The ICOP Model 4000 records up to eight cameras simultaneously for surveillance of events aboard the vehicles and is capable of live streaming video to first responders and dispatch.

In the first quarter of 2009, we were awarded a contract to outfit security force vehicles in Saudi Arabia with the ICOP 20/20-W. We believe we are well-positioned to begin our international expansion plans by first taking advantage of opportunities in the Middle East.

Corporate Information

We were incorporated under the laws of Colorado on April 4, 1998. Our principal business office is located at 16801 W. 116th Street, Lenexa, Kansas 66219, and our telephone number is (913) 338-5550. Our website address is www.icop.com . Information contained on our website or any other website does not constitute part of this prospectus.

This Offering

Securities offered:	550,000 units. Each unit consists of ten shares of common stock and ten Class B warrants, each to purchase one share of common stock. The common stock and the Class B warrants comprising the units are immediately separable and will be issued separately.

Class B warrants:	The Class B warrants included in the units will be immediately exercisable and will expire on , 2009 (six months from the date of this prospectus). The exercise price of a Class B warrant is 110% of the closing price of our common stock on the day preceding the date of this prospectus. The Class B warrants are not redeemable.

Common stock outstanding after this offering:	12,806,232 shares

Use of proceeds:	Inventory purchases and general corporate purposes

NASDAQ Capital Market Symbols:	Common Stock:	ICOP

	Class B warrants:	____

Risk factors:	Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section.

As of April 6, 2009, we had 7,306,232 shares of common stock issued and outstanding. Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	assumes a public offering price of $5.50 per unit;

•	assumes no exercises of the Class B warrants being offered hereby as part of the units;

•	assumes no exercise of the underwriters’ over-allotment option to purchase 82,500 units;

•	assumes no exercise of the representative’s warrants;

•	excludes 1,355,000 shares reserved for issuance upon exercise of outstanding options under our 2002 Stock Option Plan, as amended;

•	excludes 280,000 shares issuable upon exercise of warrants issued to consultants and our independent directors;

•	excludes 360,002 shares issuable upon exercise of warrants issued to certain bridge lenders;

•	excludes 47,125 shares and 16,494 warrants issuable upon exercise of a purchase warrant issued to our placement agent, Paulson, in our December 2005 private placement of securities; and

•	excludes 4,208,025 shares issuable upon exercise of the redeemable warrants currently trading on the NASDAQ Capital Market under the symbol “ICOPW.”

Summary Financial Data

The following table provides a summary of our historical financial information for the periods and at the dates indicated. The summary historical financial information as of and for the fiscal years ended December 31, 2007 and December 31, 2008 and the historical data as of December 31, 2008 have been derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus. The information presented below should also be read in conjunction with the “Management Discussion and Analysis” section and the financial statements and related notes for the fiscal year ended December 31, 2008 appearing elsewhere in this prospectus, and for the quarterly period ended March 31, 2009 included in our Quarterly Report on Form 10-Q for such period, which is incorporated herein by reference.

	Years Ended December 31,
	2007	2008
Selected Operating Data:
Sales, net of returns	$11,842,415	$10,859,850
Gross profit	5,197,397	6,689,758
Operating loss	(5,642,414)	(5,791,501)
Other income (expense)	184,130	(130,678)
Loss before income taxes	(5,458,284)	(5,922,179)
Net loss	$(5,458,284)	$(5,922,179)
Basic and diluted net loss per share	$(0.75)	$(0.79)
Basic and diluted weighted average common shares outstanding	7,320,699	7,472,032

	December 31, 2008
	Actual	As Adjusted
Selected Balance Sheet Data:
Working capital	$3,113,971	$5,556,471
Cash and cash equivalents	99,192	1,320,442
Inventory, at lower of cost or market	3,568,596	4,789,846
Total assets	8,358,138	10,800,638
Total shareholders’ equity	5,269,168	7,711,668

The as adjusted data reflect:

•	the issuance of 550,000 units at an assumed public offering price of $5.50 per unit; and

•	the receipt of the net proceeds from this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our securities. If one or more of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. The following is a description of what we consider to be our key challenges and all material risks to our business and securities.

We have a history of losses, and we expect to continue to operate at a loss at least for the near term and may never be profitable.

Since the inception of our current business in 2002, we have incurred net losses every year. We have had limited revenues to date and may never become profitable.

Our limited operating history makes evaluation of our business difficult.

We have a limited operating history and have encountered, and expect to continue to encounter, many of the difficulties and uncertainties often faced by early stage companies. We commenced our current business operations in May 2002 and initiated the national roll-out of the ICOP Model 20/20 in June 2005. Accordingly, we have only a limited operating history by which you can evaluate our business and prospects. An investor must consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer acceptance or to achieve significant distribution of our products to customers and significant competition. We may not be able to successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business.

Recession, sustained downturns or sluggishness in the U.S. economy, as well as large budget deficits, could adversely affect the demand for our product.

Recession, sustained downturns or sluggishness in the U.S. economy, as well as large budget deficits, generally affect the markets in which we operate. Most government agencies, on the local, state and federal levels, have been impacted by the current downturn in the economy, with budgetary cuts hitting some agencies particularly hard and many agencies operating at a deficit. As a result, agencies that would otherwise have considered purchasing in-car digital video systems in some cases have decided or may in the future decide to defer the decision for an unknown period of time and may not have the financial resources to purchase our products at any time in the foreseeable future. Were this situation to continue and/or become more widespread, our internal estimates of our projected growth and our actual results of operations could be severely and negatively impacted, particularly while we remain almost entirely dependent on sales of the ICOP Model 20/20-W to law enforcement agencies.

We currently have a limited product offering, so a failure to generate significant revenues from our current product line would negatively impact our business.

We anticipate that sales of the ICOP Model 20/20-W will account for a substantial portion of our revenues in the near-term. Our long-term success will depend, in significant part, on our ability to achieve greater market acceptance of the ICOP Model 20/20-W and the ICOP iVAULT MMS in the law enforcement and other first responder markets, and on our success in deploying new products into the market, such as the ICOP Model 4000 and ICOP LIVE. The failure to achieve either of these objectives would have a material adverse effect on our business, financial condition and results of operations.

The ICOP Model 20/20-W is technologically complex, and our inability to improve the product and develop new products in the video surveillance market would adversely impact our ability to compete in our market.

To be competitive in our markets, we must continually improve and expand our product line. Our success depends on our ability to anticipate advances in digital video technologies, enhance our existing products and develop and introduce new products and product line extensions to meet customer requirements and achieve market acceptance. This involves highly complex processes and will include components for which we have not yet demonstrated technical feasibility. Difficulty in the development of new products or improvements to our existing products could delay or prevent the creation and release of such products, which would materially harm our business, operating results, financial condition and future growth. In addition, the introduction by others of new technologies could materially affect our ability to compete.

If we are unable to compete in our markets, you may lose all or part of your investment.

Our markets are highly competitive and highly fragmented. Most major in-car video manufacturers are in the process of developing, or have developed, new products that, like our ICOP Model 20/20-W, use digital video recording technology. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours. If we are not successful in competing against our current and future competitors, you could lose your entire investment.

We may lose potential sales because of our inability to fulfill orders on a timely basis.

We use third-party manufacturers to produce the ICOP Model 20/20-W and the ICOP Model 4000. The manufacturers make their production and purchasing decisions based on information we provide regarding our projected needs. However, many customers will not provide us with forecasts of their requirements for our products. If those customers place significant orders, we may not be able to increase our production quickly enough to fulfill their orders. The inability to fulfill orders could damage our relationships with customers and reduce our sales, which could have a material adverse effect on the value of your investment.

We may need to raise additional capital.

We are currently operating at a loss and expect our expenses to continue to increase as we expand our geographic presence throughout the United States and internationally. To date, we have relied almost exclusively on financing transactions to fund operations. In the future, new sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If such capital is not available on satisfactory terms or is not available at all, we may be unable to continue to fully develop our business, and our operations and financial condition may be materially and adversely affected. Debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in dilution to our existing stockholders. Since November 2008, we have had access to a factoring arrangement in which we have agreed to sell all of our accounts receivable at a discount of 0.75% of the face value of each accepted receivable for every 30 days the invoice is outstanding. However, our ability to obtain sufficient advances under this credit line is dependent on generating increased accounts receivable through higher sales volume, which cannot be assumed.

If we are unable to satisfy the financial net worth covenant of our financing agreement, we may be declared in default.

We are required to maintain a tangible net worth of at least $5 million at all times during the term of a purchasing agreement we have with a financing company. On March 12, 2009, the purchaser granted us a waiver of that covenant until June 10, 2009. While we expect the net proceeds of this offering will satisfy this covenant, if we do not have sufficient funds by June 10, 2009, or if we fail to meet the net worth requirement thereafter, we could be declared in default under the purchasing agreement, which would materially and adversely affect our business because we may be unable to draw down on this line of credit when we need working capital.

We depend on third parties to manufacture our products, and those third parties may not perform satisfactorily.

We do not have the resources, facilities or experience to manufacture our products, and therefore depend on third-party manufacturers. We rely on offshore companies for the development and exclusive manufacturing of our ICOP Model 20/20-W and ICOP Model 4000. Our manufacturing strategy presents the following risks:

•	we have limited control over the manufacturing processes;

•	all of our ICOP Model 20/20-W units and its predecessor have been purchased from one supplier; if this supplier were no longer available to us, an alternate supplier may not be immediately available.

•	if we have to change to new manufacturers, they would have to be educated in the processes necessary for the production of our products, which could be time consuming;

•

the manufacturer of the ICOP 20/20-W has certain rights related to an important process used in operating that product; if this method were no longer available to us, we would have to redesign the product, which could delay production; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

In addition, we may in some cases have to reimburse or incur other charges from third-party contract manufacturing partners for excess inventory resulting from changes in product design or demand. If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operations and financial condition.

Our use of manufacturers outside the United States may subject us to a number of risks that could disrupt the supply of our products and adversely impact sales, earnings and customer relationships.

Our ICOP Model 20/20-W and ICOP Model 4000 are manufactured outside of the United States. In addition to foreign currency risks, foreign manufacturing subjects us to a number of additional risks, including:

•	changes in trade policy and regulatory requirements;

•	uncertain economic conditions in the countries in which the manufacturing occurs;

•	duties, tariffs and other trade barriers and restrictions; and

•	political and transportation risks.

Any of the above factors could disrupt the supply of products and adversely impact sales, earnings and customer relationships.

Because a significant portion of our expenses is incurred in a foreign currency, our results of operations may be harmed by inflation and currency fluctuations.

We generate our revenues in U.S. dollars, but we currently incur a significant portion of our expenses in the currencies of Japan and Taiwan, where the manufacturers of our ICOP Model 20/20-W and ICOP Model 4000, respectively, are located. If the Japanese Yen or Taiwan Dollar appreciates relative to the dollar, we may experience an increase in our expenses without a corresponding increase in our revenues. If our manufacturing dollar costs increase, our dollar-measured results of operations would be harmed.

Our operations could be harmed if we are unable to protect ourselves against currency fluctuations in the future. As of April 6, 2009, we were not engaged in any currency hedging transactions to decrease the risk of financial exposure fluctuations in the exchange rate of the dollar against the Japanese Yen, Taiwan Dollar or any other foreign currency. If we do elect to enter into hedging transactions in the future, the costs of such transactions may exceed any resulting benefits.

Our expansion into international markets may be subject to uncertainties that could increase our costs to comply with regulatory requirements in foreign jurisdictions, disrupt our operations, and require increased focus from our management.

We are just beginning to expand into the Middle East, and we eventually expect to enter into other international markets. The expansion of our sales into international markets is subject to numerous additional risks, including: economic and political risks in foreign jurisdictions in which we sell products or seek to sell products; difficulty of enforcing contracts and collecting receivables through some foreign legal systems; differences in foreign laws and regulations, including foreign tax, intellectual property, labor and contract law, as well as unexpected changes in legal and regulatory requirements; differing technology standards and pace of adoption; import and export restrictions on encryption and other technologies; fluctuations in currency exchange rates and any imposition of currency exchange controls; and increased competition by local, regional, or global companies. If we continue to expand our sales globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international sales. However, any of these factors could adversely affect our international sales and, consequently, our operating results.

The loss of our key management personnel could result in a material adverse effect on our business.

Our future success depends in large part upon the continued service of key members of our senior management team, including David C. Owen, our Chairman and Chief Executive Officer, and Laura E. Owen, our President, Chief Operating Officer and Corporate Secretary. We maintain a key-person life insurance policy on Laura E. Owen, but not for David C. Owen. The loss of the services of either of these officers could seriously harm our business and our future prospects.

If we are unable to manage rapid growth effectively, our operating results could be adversely affected.

Our business strategy anticipates rapid growth for the foreseeable future. This growth will place significant strain on our administrative, operational and financial resources and increase demands on our systems and controls. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for information processing, operational and financial management and training, integrating and managing our growing employee base. If we are unable to manage growth effectively, our operating results could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our brand and operating results could be harmed. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our stock.

Compliance with the requirements imposed by Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our operating results.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, we were required to furnish a report by our management on our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2009, our independent auditor will also be required to furnish an attestation on our management’s assessment of our internal control over financial reporting.

We can provide no assurance as to our or our independent auditors’ conclusions with respect to the effectiveness of our internal controls over financial reporting under Section 404 of Sarbanes-Oxley. There is a risk that our independent auditors will not be able to conclude that our internal controls over financial reporting are effective as required by Section 404 of Sarbanes-Oxley. Moreover, the costs to comply with Section 404 of Sarbanes-Oxley, as currently in effect, could have a material adverse effect on our operating results.

Defects in our products could impair our ability to sell our products and could result in litigation and other significant costs.

Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this “Risk Factors” section, as well as others including general economic conditions, political events such as war, threat of war and terrorist actions, and natural disasters, may adversely affect our operating results and the prices of our securities.

Our securities may be delisted from the NASDAQ Capital Market, which could affect its market price and liquidity.

We are required to meet NASDAQ’s continued listing requirements (including a minimum bid price for our common stock of $1.00 per share) to maintain the listing of our common stock on the NASDAQ Capital Market. On September 25, 2008, we received a deficiency letter from the NASDAQ Stock Market indicating that for 30 consecutive trading days our common stock had a closing bid price below the $1.00 per share minimum closing bid as required for continued listing. In accordance with NASDAQ Marketplace Rules, we were provided a compliance period of 180 calendar days, or until March 24, 2009, to regain compliance with this requirement. On March 24, 2009, NASDAQ notified us that it was extending the suspension of the minimum bid price requirement even further until July 20, 2009; accordingly, we have until December 27, 2009 to regain compliance with the requirement. We can regain compliance with the minimum closing bid price requirement if the bid price of our common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days during the suspension period or resuming after the suspension period. If we do not regain compliance with the minimum closing bid price requirement during the initial 180-day compliance period, we will be granted an additional 180-day compliance period if we comply with all NASDAQ Capital Market initial inclusion requirements except the bid price requirement. If we do not regain compliance with the minimum closing bid price requirement during this second 180-day compliance period, NASDAQ will provide written notice that our securities will be delisted from the NASDAQ Capital Market. At such time, we are entitled to appeal the delisting determination to a NASDAQ Listing Qualifications Panel. We cannot provide any assurance that our stock price will recover within the permitted grace period.

If our common stock is delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting may also impair our ability to raise capital. Furthermore, if our common stock is delisted, we would apply to have our common stock quoted on the OTC Bulletin Board, and our common stock would become subject to the SEC’s penny stock regulations. A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

If our common stock is delisted, the Class B warrants will also be delisted. The NASDAQ Capital Market’s continued listing requirements for warrants require that the security underlying the warrant be listed on NASDAQ. If our Class B warrants are delisted, it could be more difficult to exercise or otherwise liquidate our Class B warrants and to obtain accurate quotations, and the price of our Class B warrants could suffer a material decline.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. Such factors include, among other things, those described elsewhere in this prospectus and the following:

•	the ICOP Model 20/20-W and the ICOP Model 4000 not being accepted by the marketplace;

•	difficulty meeting demand for in-car video technologies at a price that results in a profit;

•	our ability to improve our products and to develop other products necessary to compete in the industry;

•	our ability to bring future products to market;

•	the ICOP Model 20/20-W and the ICOP Model 4000 being replaced by more advanced technologies and thereby becoming obsolete;

•	the limited number of product offerings;

•	budget cuts in the law enforcement industry affecting purchasing levels;

•	our lack of profitability and operating history;

•	our limited ability to control interruptions in production by the outside manufacturers of the ICOP Model 20/20-W and the ICOP Model 4000;

•	our ability to protect proprietary rights or the possibility that others may bring infringement claims against us;

•	a highly competitive and fragmented market;

•	loss of key management personnel;

•	our ability to manage growth;

•	criminal procedure court rulings that may exclude evidence collected by our systems;

•	general economic and business conditions in the United States and other of our markets;

•	potential warranty or product liability claims;

•	our exposure to foreign currency exchange fluctuations; and

•	other factors detailed in our filings with the Securities and Exchange Commission.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, as of the date of this prospectus, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors detailed in our filings with the Securities and Exchange Commission, not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We undertake no obligation to revise, or publicly release the results of any revision to, these forward-looking statements. Our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

Based an offering price of $5.50 per unit, we estimate that the net proceeds from the sale of the 550,000 units that we are selling in this offering will be approximately $2,442,500, or $2,850,875 if the underwriters exercise their over-allotment option in full, after deducting an underwriting discount of $0.55 per unit, and estimated offering expenses of approximately $280,000 payable by us.

We intend to use the net proceeds of this offering as follows:

	Amount	Percentage
Inventory purchases	$1,221,250	50.0%
General corporate purposes	1,221,250	50.0%

Total	$2,442,500	100.0%

Inventory purchases primarily include the purchases of units of the ICOP Model 20/20-W, the ICOP 20/20 Vision and the ICOP Model 4000 from third-party manufacturers.

General corporate purposes include accounting and legal fees, rent and other facilities expenses, the repayment of a $125,000 promissory note issued to the representative of the underwriters, and other working capital expenses, and may include acquisitions of companies, products or technology, although there are no current agreements with respect to any acquisitions.

The foregoing discussion is an estimate based on our current business plan. We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds. Pending these uses, we intend to invest the net proceeds of the offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our actual capitalization as of December 31, 2008 and as adjusted to give effect to the sale of units at an assumed offering price of $5.50 per unit in this offering, less the underwriting discount and offering expenses.

	December 31, 2008
	Actual	As Adjusted
SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 5,000,000 shares authorized: no shares issued and outstanding, actual or as adjusted	$—	$—
Common stock, no par value: 50,000,000 shares authorized: 7,486,385 shares issued and outstanding actual; 12,806,232 shares issued and outstanding, as adjusted	30,338,572	32,781,072
Accumulated other comprehensive income	272	272
Retained deficit	(25,069,676)	(25,069,676)

Total shareholders’ equity	$5,269,168	$7,711,668

You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Capital Market under the symbol “ICOP.” The following table sets forth the range of high and low sales prices per share as reported on NASDAQ for the periods indicated.

	High	Low
2007
First Quarter	$7.00	$5.72
Second Quarter	9.06	6.56
Third Quarter	8.65	5.26
Fourth Quarter	6.71	3.74
2008
First Quarter	$4.08	$1.93
Second Quarter	2.64	1.55
Third Quarter	1.75	0.32
Fourth Quarter	1.00	0.11
2009
First Quarter	$1.29	$0.17
Second Quarter (through April 6, 2009)	0.60	0.44

The last reported sale price of our common stock on the NASDAQ Capital Market on April 6, 2009 was $0.55 per share. According to the records of our transfer agent, there were approximately 300 holders of record of our common stock as of April 6, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. This discussion and analysis contains statements of a forward-looking nature that involve known and unknown risks. Our actual results may differ materially from those anticipated in these forward-looking statements. The following discussion should also be read in conjunction with the “Management Discussion and Analysis” section and the financial statements and related notes for the fiscal year ended December 31, 2008 appearing elsewhere in this prospectus, and for the quarterly period ended March 31, 2009 included in our Form 10-Q for such period, which is incorporated herein by reference.

Overview

The Company designs, engineers and markets video surveillance products for public safety. Its flagship product, the ICOP Model 20/20 was designed for the rugged demands of law enforcement agencies, providing superior video and audio recording technology as well as a secure chain of custody and integrity of the recorded information. Since our first commercial sale in June 2005, we sold the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20, to law enforcement agencies in 49 states. The ICOP Model 20/20-W also has applications in other markets where video surveillance is critical to the safety of people and the security of property, including military and other public safety installations. Installed in the dashboard of the vehicle, there are no parts in the trunk, under the seat or overhead – a critical consideration for officer safety and space limitations within a patrol car; an AM/FM radio is built into our product to replace the AM/FM radio in the dashboard. The ICOP Model 20/20-W provides wireless (“W”) upload of the recorded video to the backend server where the video evidence is stored and managed.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates are evaluated periodically and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses. Actual results may differ from these estimates under different assumptions.

Our critical accounting policies are those that we believe are the most important in determining our financial condition and results and require significant subjective judgment by management. A summary of our significant accounting policies, including the critical accounting policies discussed below, is set out in the notes to the financial statements.

Revenue Recognition

Revenue is recognized upon shipment, title and risk of loss have transferred to the purchaser, there are no significant vendor obligations, the fees are fixed or determinable and collection is reasonably assured. Cost incurred for shipping and insurance are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and insurance is reported as revenue.

Research and Development Costs

Research and development costs are charged to expense as incurred. No costs are deferred since the requirements that a product under development be clearly defined, have identifiable costs, be technically feasible, and have a clearly defined market or use, are not objectively assured. If the costs associated with the project were deferred, any deferred costs would be recovered as charges against earnings in future periods.

Foreign Currency Translation

We purchase a majority of our inventory from foreign contract manufacturers. One of these foreign manufacturers bills us in their local currency. Liabilities in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Costs and expenses are translated into U.S. dollars at the date of the transaction or at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income (loss). Realized gains and losses from foreign currency transactions are recognized as other income (loss).

Accounting for Income Taxes

Income taxes are accounted for under the assets and liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognized changes in income tax laws upon enactment. The statements of operations effect is generally derived from changes in deferred income taxes, net of valuation allowances, on the balance sheet as measured by differences in the book and tax bases of our assets and liabilities. We have significant tax loss carryforwards, which are recorded as deferred tax assets. Deferred tax assets realizable in future periods are recorded net of a valuation allowance based on an assessment of our ability to generate sufficient taxable income within an appropriate period. Based on our historical taxable losses, we believe it is unlikely that we will realize the benefits of these deductible differences. As a result, our deferred tax assets are offset entirely by a valuation allowance.

Share-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options and restricted common stock, be measured based on their estimated grant-date fair value and recognized into expense over the period in which the share-based compensation is earned (“requisite service period”). We used the modified prospective application method in adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005. We have estimated expected forfeitures, as required by SFAS No. 123R, and are recognizing compensation expense only for those awards expected to vest. We record compensation expense for the grant date fair value of option awards over the service period as the option vests.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor have we had any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in the financial conditions, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

Results of Operations

Comparison of the Years Ended December 31, 2008 and 2007

We recorded sales of $10,859,850 and $11,842,415 for the years ended December 31, 2008 and 2007, respectively, a decrease of $982,565 (8.3%) primarily due to a reduction in units sold during the fourth quarter of 2008. The reduction in units sold was mainly due to the negative impact of our announcement of our line of credit being declared in default in August 2008. In November 2008, we announced that we had secured a new credit facility, and we believe the negative impact of the default has subsided. Cost of sales for the years ended December 31, 2008 and 2007 were $6,689,758 and $6,645,018, respectively, remaining flat year over year. Cost of sales as a percentage of sales was 62% for 2008 compared to 57% for 2007. The increase of cost of sales as a percentage of sales was due to a special limited time program to sell our new ICOP EXTREME Wireless Mic at a discount to certain qualifying customers, which negatively affected gross margin. In addition, the cost of inventory was higher in 2008 as a result of unfavorable foreign currency movements in the U.S. Dollar. Gross margin as a percentage of sales was 38% for 2008 compared to 44% for 2007.

Operating expenses were $9,961,593 and $10,839,811 for the years ended December 31, 2008 and 2007, respectively, a decrease of $878,218 (8%). Selling, general and administrative expenses for the twelve months ended December 31, 2008 and 2007 were $8,830,394 and $9,040,256, respectively, remaining relatively flat, with a decrease of $209,862. Research and development expenses for the years ended December 31, 2008 and 2007 were $1,131,199 and $1,799,555, respectively, a decrease of $668,356 (37%). The decrease is the result of a declined use of external consultants during 2008 compared to 2007 and due to the completion of product development for certain products. Stock-based compensation expense for the twelve months ended December 31, 2008 and 2007 was $576,776 and $1,513,392, respectively, a decrease of $936,616 (62%). The decrease is due to the expense recorded in 2007 on the restricted stock awards of approximately $1,000,000 and the expense recorded on stock options granted in the third quarter of 2007 of approximately $300,000, offset by the cancellations and grants to Mr. Owen, the Company’s Chief Executive Officer, and Ms. Owen, the Company’s Chief Operating Officer, of approximately $200,000 during the third quarter of 2008.

Interest income was $28,589 and $223,810 for the twelve months ended December 31, 2008 and 2007, respectively, a decrease of $195,221 (87%). The decrease is mainly due to the decrease in cash and decrease in interest rates. Interest expense was $125,906 and $37,802 for the years ended December 31, 2008 and 2007, respectively, an increase of $88,104 (233%). The increase is due to the draw down on the line of credit at the end of the first quarter of 2008 used for inventory purchases, the issuance of a note payable of $780,000 to purchase land and draws against our purchasing agreement in fourth quarter of 2008.

Comparison of the Years Ended December 31, 2007 and 2006

We recorded $11,842,415 in revenue and $5,197,397 in gross profit during the year ended December 31, 2007. Our operating loss for 2007 increased $2,004,239 to $5,642,414 as we significantly increased our sales and marketing and research and development activities in 2007, which materially increased our revenue and operating expenses. In addition, we recorded an impairment charge on certain inventory of approximately $170,000 in 2007. Our net loss of $5,458,284 in 2007 was higher than the loss in 2006 primarily due to the increased sales and marketing and research and development activities in 2007.

Liquidity and Capital Resources

We have incurred recurring losses and negative cash flows since inception. Historically, we have financed our operations through the issuance of equity securities in private and public offerings, which have provided, in the aggregate, approximately $26.0 million since we began commercial operations in June 2005. Of this total, we grossed approximately $5.0 million in an underwritten public offering of shares and warrants that we completed in the fourth quarter of 2006. We intend to utilize our new financing arrangement described below, as well as to net proceeds of this offering, to supplement operating cash and fund operations in the near future. However, our ability to obtain sufficient advances under our new financing arrangement to meet our operating capital requirements for the foreseeable future will be dependent upon our ability to generate increased accounts receivable through higher sales volumes, which cannot be assured. We will need to become profitable in the near future through generating higher revenues or lowering operating costs, or a combination of the two, or raise additional capital or additional debt financing in order to sustain future operations. There can be no assurance we will achieve profitable operations or generate sufficient cash from operations or from debt or equity financing to support operations in the future.

As a result of our public offerings, we have outstanding 4,315,894 publicly traded warrants, exercisable at $6.19 per share. These warrants, which expire on July 8, 2010, are subject to redemption upon 30 days’ notice at $0.25 per warrant. Our redemption right was subject to a condition that has been satisfied, so we could redeem the warrants at any time, upon giving proper notice. However, it is not in our best interest to call the warrants until our stock price exceeds the exercise price, and we have no plans to do so at this time. Were these warrants exercised in the future, we could raise up to $26,715,384, although there is no assurance that any of the warrants will ever be exercised.

Our 2005 Employee Stock Purchase Plan (the 2005 ESPP) enables employees to purchase our common stock at a 15% discount. For the year ended December 31, 2008, we sold 31,331 shares to employees, resulting in proceeds to us of $51,732. Through April 6, 2009, 19,847 shares have been sold to employees under the 2005 ESPP, resulting in proceeds to us of $16,870.

On March 3, 2009, we renewed our $780,000 loan agreement with the Bank of Blue Valley by paying the principal down by $150,000 and entering into a one-year note for $629,985 in principal amount. The principal bears interest at 8%, payable monthly. The loan is principally secured by the purchased land.

We had a $3,500,000 line of credit with Equity Bank. On August 20, 2008, the bank had declared the line of credit in default under the “general insecurity” clause of the loan agreement and our anticipated breach of the $7,500,000 net worth financial covenant. We had until October 20, 2008 to refinance or pay off the outstanding balance on the line of credit, which was $1,425,000 on August 20, 2008. On October 16, 2008, we obtained an extension to pay off the line of credit until December 4, 2008. In connection with the extension, we made a $600,000 principal payment on the outstanding balance. On November 10, 2008, the entire outstanding balance was repaid on the line of credit with the proceeds of the Purchasing Agreement described below.

On November 10, 2008, we entered into a purchasing agreement (the “Purchasing Agreement”) with a financing company (the “Purchaser”) for a term of 18 months under which we agreed to sell all of our accounts receivable at a discount of 0.75% (“Purchasing Fee”) from the face value of each invoice for every 30 days the invoice is outstanding. We are obligated to sell all of our receivables to the Purchaser, but the Purchaser is not obligated to purchase any receivables or to advance against them. The Purchaser may, in its sole discretion, advance up to 85% of the eligible accounts receivable outstanding for a maximum borrowing of $5,000,000. The interest rate on any outstanding advances to us will be 2.5% plus the greater of LIBOR plus 2.75% or the prime rate as published by The Wall Street Journal. In no event shall LIBOR be less than 3%. We are required to sell the Purchaser $2,400,000 in invoices each calendar quarter or pay the minimum Purchasing Fee for any shortfall. We are required to maintain a $5,000,000 tangible net worth at all times during the term of the Purchasing Agreement (the “net worth covenant”). The Purchasing Agreement may be renewed annually after the initial 18-month term unless either party elects not to renew, and it may be terminated by the Purchaser at any time without cause on 60 days’ notice to us. As of March 31, 2009, the balance outstanding was $734,713. On March 12, 2009, the Purchaser granted a waiver until June 10, 2009, with respect to the net worth covenant; we expect the net proceeds of this offering to satisfy the covenant by the expiration of the waiver.

Under the Purchasing Agreement, the Purchaser may, in its sole discretion, advance us up to 50% of eligible inventory, not to exceed the lesser of (i) 40% of the outstanding advances under the accounts receivable financing or (ii) $750,000. The interest rate on any outstanding advances on inventory to us will be 3.5% plus the greater of LIBOR plus 2.75% or the prime rate as published by The Wall Street Journal . In no event shall LIBOR be less than 3%. The financing facility is secured by a security interest in essentially all of our assets.

On December 31, 2008, we had $99,192 in cash, $1,775,741 in accounts receivable, $3,568,596 in inventory and a total of $3,088,970 in current liabilities, for a total working capital of $3,113,971. Net cash used in operating activities for the year ended December 31, 2008 was $3,324,663, primarily due to decreased accounts receivable driven by the decrease in sales for 2008, compared to cash used in operating activities of $4,779,999 for the year ended December 31, 2007. Net cash used in investing activities for the year ended December 31, 2008 was $388,642, primarily to acquire equipment for sales and engineering activities, compared to net cash used in investing activities for the year ended December 31, 2007 of $936,385. During the first quarter of 2008, we executed a promissory note in favor of the Bank of Blue Valley for $780,000 to purchase land for $900,000. This land is intended to be our future corporate location upon the expiration of our current lease agreements. Net cash provided by financing activities was $653,741 for the year ended December 31, 2008, primarily due to proceeds from the issuance of common stock through the employee stock purchase plan and through the exercise of warrants compared to net cash provided by financing activities of $1,186,655 for the year ended December 31, 2007.

On December 31, 2007, we had $3,166,213 in cash, $2,915,897 in accounts receivable, $4,143,781 in inventory and current liabilities of $1,648,424, for a total working capital of $9,079,787. Net cash used in operating activities for the year ended December 31, 2007 was $4,779,999, primarily to purchase long lead time inventory, eliminate engineering liabilities and fund increased accounts receivable. Net cash used in investing activities for the year ended December 31, 2007 was $936,385, primarily to acquire equipment for sales and engineering activities. Net cash provided by financing activities was $1,186,655 for the year ended December 31, 2007 from proceeds of a secondary stock and warrant offering, proceeds received upon exercise of warrants to purchase common stock and proceeds from installment loans to purchase equipment. At December 31, 2007, we also had available a $2,500,000 bank line of credit (increased to $3,500,000 in January 2008), secured by accounts receivable, inventory contract rights and general intangibles.

BUSINESS

Overview

Headquartered in Lenexa, Kansas, ICOP Digital, Inc. designs, engineers and markets video surveillance products, for public safety. Our flagship product, the ICOP Model 20/20-W, was designed for the rugged demands of law enforcement agencies, providing a secure chain of custody and integrity of the recorded information. Since our first commercial sale in June 2005, we have sold the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20, to law enforcement customers in 49 states. The ICOP Model 20/20-W technology also has applications in other markets where video surveillance is critical in the safety of people and security of property, including the military and other public safety installations. Our product is installed in the dashboard of the vehicle; therefore, there are no parts in the trunk, under the seat, or overhead, which is critical in considering officer safety and space limitations within patrol cars. An AM/FM radio is built into the ICOP Model 20/20-W to replace the AM/FM radio in the dashboard. The ICOP Model 20/20-W provides wireless (“W”) upload of the recorded video to the backend server where the video evidence is stored and managed.

Law enforcement has long recognized the value of gathering intelligence and documenting critical events by means of recorded video. Video and audio evidence collected by in-car systems has been used successfully in cases such as driving under the influence, various traffic violations, vehicular pursuits, narcotic enforcement actions, assaults-on-officer incidents and civil litigation involving law enforcement agencies. Information collected by in-car VHS (analog) video systems has also been used to assist agencies in identifying potential threats to homeland security.

The majority of in-car police video systems currently employed, however, rely on outdated analog technology that suffers from inferior quality video and audio, lack of dependability in extreme temperatures, storage and retrieval difficulties and officer safety concerns. The law enforcement industry is currently transitioning from analog to digital technologies for in-car video, and we believe that we are well-positioned to exploit this market. The ICOP Model 20/20-W is priced competitively to comparable units, yet we believe it offers superior video and audio quality, officer safety due to secure and convenient placement in the dashboard, and security for the integrity of the recorded evidence.

The ICOP DVMS (Digital Video Management System) is the original backend video management system for the ICOP Model 20/20-W. In late 2007, we began selling the ICOP iVAULT MMS (Media Management System), an enterprise-level software management product, which was developed to serve as a digital evidence locker for law enforcement, enabling storage of multiple file formats. This software is web-enabled, allowing files to be shared within precincts, among precincts or across the nation, using high levels of security.

The ICOP 20/20 VISION brings the functionality of the ICOP Model 20/20-W to laptops in police cars, allowing the digital video recorder (DVR) to be controlled by an officer’s laptop computer anywhere in the vehicle. This product was developed in response to industry demand, which grew out of the dramatic growth of laptops in police vehicles.

During the second quarter of 2008, we began selling ICOP LIVE, a product that delivers live streaming audio and video. ICOP LIVE works in conjunction with the ICOP Model 20/20-W enabling live stream audio and video to and from a first responder vehicle over wireless networks including cellular networks, mesh networks, etc., from the ICOP Model 20/20-W to police headquarters, personnel on the scene and web-enabled mobile devices such as smart phones and PDAs in the field. Early marketing efforts are focused on our existing customer base of first responders. The audio and video live streams to a virtually unlimited number of simultaneous viewers, using secure protocols. To further leverage the marketing of ICOP LIVE, ICOP has entered into co-marketing agreements with Sprint Nextel (“Sprint”), using the implementation of ICOP LIVE over the Sprint Mobile Broadband Network, and with Strix Systems (“Strix”), one of the worldwide leaders in wireless mesh networking, using the implementation of ICOP LIVE over Strix mesh networks.

During the fourth quarter of 2008, we introduced the ICOP Model 4000 which is a digital video product designed for school buses, cash transit vehicles, commercial and transit vehicles, including buses and trains. The ICOP Model 4000 records up to eight cameras simultaneously for surveillance of events aboard first responder, commercial and transit vehicles. It is capable of live streaming video to first responders and dispatch.

In the first quarter of 2009, we were awarded a contract to outfit security force vehicles in Saudi Arabia with the ICOP Model 20/20-W. We believe we are well-positioned to take advantage of opportunities in the Middle East.

The Security Industry

The security industry is generally characterized by a continual evolution of technology that enhances both security and convenience at increasingly lower costs. Government and private industries in the United States and worldwide are actively seeking to develop new products and services that will meet the growing demands for homeland security. Billions of dollars are being appropriated by such governments to cope with growing crime and the threat of terrorism. The private sector is also driving the increased demand for homeland security products and services, including reliable integrated video surveillance technologies and communications solutions.

There are three core market segments for ICOP products:

•	First responders including law enforcement, fire departments, emergency medical personnel and military; and

•

Operators of critical assets and public transportation such as mobile security vehicles supporting energy and chemical sites (gas, electric power, water and nuclear power plants), public transportation (transit, rail, road and marine transportation and airports), school buses and cash transit; and

•	Private industry.

Law enforcement agencies in the United States and around the world are applying video technology to many facets of police operations by equipping vehicles with video recorders, monitoring public areas and recording bookings and other police procedures. Video recordings are an essential tool for law enforcement agencies in providing an accurate portrayal of traffic violations, citizen and officer behavior and other events as they occur; documenting police contacts with the public; offering persuasive evidence in court; and allowing for officer performance monitoring and protecting law enforcement agents against false claims of police misconduct. The result is an increased likelihood of criminal prosecutions, reduction of time officers spend in court, improved training, fewer citizen complaints, reduced exposure to civil liability and enhanced officer safety, as well as the potential to improve accountability and trust between the police and the public.

There are more than 440,000 police vehicles currently in service in the U.S., and approximately 70,000 new vehicles are leased or purchased by law enforcement agencies each year. At an average selling price of $5,200 for the ICOP Model 20/20-W and related equipment, there is an estimated potential market of $2 billion for law enforcement vehicles in the U.S. alone. According to the International Association of Chiefs of Police (IACP), 50% of law enforcement vehicles utilize in-car video systems, representing a significant increase over 2004, when the percentage was 40%. The majority of the existing in-car video systems are VHS (analog); however, these systems are gradually being replaced with digital systems.

While the market began transitioning to digital surveillance systems in approximately 2004, the majority of video applications in law enforcement today still rely on VHS technology. Digital in-car video systems, however, are superior to analog systems in many important respects. Digital video produces a higher quality in both imaging and audio. Digital video stores substantially more event information than analog video, including the date and time, officer name, traffic radar output, GPS coordinates, incident identification, status of emergency lights and other event information on every frame. DVDs can be stored in a fraction of the space of VHS cassettes. Many digital systems are continually in the passive recording mode when the power is on, and when the record mode is activated, a “pre-event” period of ten seconds to five minutes is added to the recording time, often capturing the incident prompting the officer to begin recording. Access to specific digitally recorded information is much faster; rather than having to review a VHS cassette through fast-forwarding and reversing, a scene may be selected from a menu and viewed instantly. Also, digital video may be archived to a server, reducing storage space. Back-end management software can catalog video information which allows for quick and easy retrieval. Another advantage digital video has over VHS is that digital video recordings will not degrade over time.

Strategy

Our goal is to become the industry leader in providing video surveillance products and solutions that enhance the safety and effectiveness of first responders. Having established a strong foothold in the U.S. law enforcement industry, which represents an estimated $2 billion market for digital in-car video, we are expanding our focus to other markets, both in the U.S. and abroad, where our technology applications for surveillance and communication are critical to the safety of people and the security of property. These markets include military and government installations, public transportation such as trains and buses and cash transit vehicles. In the future, we plan to continue the development and marketing of additional innovative surveillance and communication systems for the public and private security markets.

To achieve our goal, we employ a multi-pronged strategy focused on three primary functions: marketing and distribution, product development and manufacturing.

Marketing and distribution:

•	Establish strategic relationships with key partners, such Sprint and Strix, OEMs, system integrators, manufacturing representatives and dealers, each providing access to key markets.

•	Develop additional product applications in the law enforcement as well as other markets where video surveillance and communication are critical to safety and security.

Product development:

•	Develop technological enhancements that continue to improve the performance of our existing products.

•	Develop new products to complement the ICOP Model 20/20-W, which currently accounts for the majority of our revenues.

•	Anticipate advances in digital video technologies and identify next generation technologies to serve existing and potential new markets.

Manufacturing:

•	Work with high quality third-party manufacturers to reduce manufacturing costs and improve product reliability.

Products

Our suite of product offerings contributes to the overall ICOP Solution. The ICOP Solution is made up of products designed to secure a community with digital video. The ICOP Model 20/20-W is an award-winning digital in-car video system for law enforcement, a ruggedly designed product that records high-quality video. The ICOP Model 20/20-W utilizes a highly secured compression technology, which provides tamper-resistant video/audio evidence of a kind and quality that is admissible in court. Working with the ICOP Model 20/20-W, the ICOP EXTREME Wireless Microphone uses Frequency Hopping Spread Spectrum (FHSS) to eliminate the risk of interference from other devices using the same frequency band and provides secure, private audio recording at a range of over 2,000 feet (line of sight). The ICOP 20/20 Vision allows the DVR capabilities of the ICOP Model 20/20-W to be controlled by an officer’s laptop computer. The ICOP LIVE delivers real-time situational awareness (live streaming video) from mobile cameras to multiple viewers and multiple devices simultaneously, such as headquarters, vehicle laptops, smart phones, etc., without requiring the installation of special software onto the receiving devices. The ICOP Model 4000 mobile DVR records video for transit vehicles and schools. Our mission is to deliver video technology solutions that enable effective collection and efficient management of evidentiary information.

ICOP Model 20/20-W

Our flagship product, the ICOP Model 20/20-W, is an award-winning digital in-car video recorder which was developed for specific use in law enforcement. Recognized for its ease of use and installation, robust and intuitive functionality, superior audio and video quality, officer safety-conscious design, performance excellence and cost effectiveness, the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20, have been adopted by law enforcement agencies in 49 states since the commercial launch of the ICOP Model 20/20 in mid-2005.

A key feature of the ICOP Model 20/20-W is its ease of installation and servicing. In one hour, the entire system can be installed in the radio slot of a vehicle dashboard, replacing the radio unit; an AM/FM tuner is built into the ICOP product. Unlike competitive products, there are no parts in the trunk, under the seat or overhead – a critical consideration for officer safety and space limitations within a patrol car. The ICOP Model 20/20-W provides wireless (“W”) upload and is designed to be upgradeable to take advantage of higher bandwidth as technology advances.

The rugged ICOP Model 20/20-W operates up to three cameras, recording two cameras simultaneously and records  1/4 VGA, Full VGA, or D1 quality video. The “Mark” button records exact event location for easy retrieval while also capturing location information using the built-in GPS.

The ICOP Model 20/20-W system includes a variety of other functions, including wireless 900 MHz transceiver with automatic synchronization and a range of over 2,000 feet; an “Officer HELP” button that sends an alert to dispatch detailing GPS coordinates and vehicle ID information; an automatic 60-second pre-record feature that is activated by lights, siren, crash sensor or wireless microphone; 40 GB hard drive enabling up to 16 hours of recording in high-resolution mode; and radar, speedometer and brake connection interface.

In February 2006, we were approved as a federal GSA contractor, making the ICOP Model 20/20-W readily available to federal agencies and helping us to facilitate contracting with a broad range of U.S. government agencies.

ICOP DVMS

The ICOP DVMS (Digital Video Management System) is the backend solution for the ICOP Model 20/20-W and is our original backend video storage and management system. It archives, searches, copies and displays two video recordings simultaneously and can burn recorded events to DVD or CD.

ICOP iVAULT MMS

We began selling the ICOP iVAULT MMS (Media Management System) in late 2007. The ICOP iVAULT MMS archives, searches, copies and displays two video recordings simultaneously and can burn recorded events to DVD or CD. This enterprise-level software is web-enabled, allowing files to be shared within and among precincts or across the nation via the Internet using high levels of security.

ICOP 20/20 VISION

The ICOP 20/20 VISION brings the functionality of the ICOP Model 20/20-W to laptops in police cars, allowing the DVR to be controlled by an officer’s laptop computer anywhere in the vehicle. This product was developed in response to the dramatic growth of laptops in police vehicles. The ICOP 20/20 VISION began shipping in March 2009.

ICOP LIVE

During the second quarter of 2008, the Company began shipping ICOP LIVE, a fully integrated solution for enabling live streaming video and audio to tactical response managers and coordinators. ICOP LIVE consists of a hardware and software component purchased by the customer and installed as an upgrade to our in-car video system.

ICOP LIVE enables video to live stream to and from a first responder vehicle – over wireless networks, including cellular networks, mesh networks, etc., from the ICOP Model 20/20-W to police headquarters, other law enforcement vehicles, and other web-enabled devices, such as smart phones, PDAs, etc. The video can live stream from multiple cameras and multiple users simultaneously, using secure protocols.

ICOP Model 4000

During the fourth quarter of 2008, the Company introduced the ICOP Model 4000, a digital video recorder designed for school buses, cash transit vehicles, commercial and transit vehicles, including public buses and trains. The ICOP Model 4000 records up to eight cameras simultaneously aboard such vehicles.

Sales and Marketing

We market the ICOP Model 20/20-W directly to city, county, state and federal law enforcement agencies in the U.S. and abroad. Our marketing efforts include advertising in police magazines, direct mailings to law enforcement agencies, participation in industry trade shows, conferences and seminars, providing articles for publication in leading industry magazines, and releasing electronic press kits to television stations in communities where the ICOP Model 20/20-W has been installed. Initially, we were marketing the ICOP Model 20/20-W and its predecessor primarily to law enforcement agencies. We have since been working on other applications for mobile video, including applications for military, fire trucks, emergency medical technician (EMT) vehicles, school and public buses, and trains.

In addition to our full-time inside sales and regional sales staff, we have established a national “Officer Sales Team,” which consists of police officers across the country who call on local police departments, typically within a 500-mile radius of their homes. These officers are part-time independent contractors. We also sell through manufacturer’s representatives and dealers in the markets we serve.

Our commitment to provide the leading technical support in our industry has helped to escalate our brand and reputation and meet the urgent response requirements of our customers.

Typically, our sales cycle, which ranges from six to eighteen months, begins by initiating contact with a law enforcement agency or the receipt of a request for information from a prospective customer. After making the contact or receiving the request for information, we assess the potential customer’s needs, make presentations and product demonstrations at the customer’s place of business, present a formal proposal, often provide a trial installation of our product, and negotiate a purchase order. The purchase decision is often made by a committee appointed to research the acquisition, and often requires approval by a local city council or state officials.

International Sales

We have agreements with distributors in key international markets where we believe opportunities are greatest. Our distributors must demonstrate the ability to provide local product installation and our highest level of direct tech support, in addition to the ability to sell to the markets we serve. We have made it possible for the ICOP Model 20/20-W to operate in other languages, which is critical to our success and strategic advantage abroad.

In March 2009, we announced that we had been awarded a contract to outfit security force vehicles in Saudi Arabia with ICOP Model 20/20-W systems. We have shipped the first order for 100 units as a pilot project. DDIT, a registered Saudi company, is our distributor in the Middle East and provides delivery, installation, and support of our products in that region.

Competition

The law enforcement in-car video market is highly competitive. Digital in-car video is a quickly evolving technology, and the market is growing rapidly as digital technology gains widespread acceptance. As new patrol cars are being purchased or leased, the outdated analog video systems are being replaced by digital systems, and many large cities are purchasing in-car video for the first time.

Our major competitors for the ICOP Model 20/20-W and the ICOP 20/20 VISION, in the law enforcement sector, are L-3 Communications Mobile-Vision, Panasonic, Coban Technologies, Inc., and WatchGuard Video. The primary competitors for the ICOP Model 4000 include AngelTrax, Honeywell, 24/7 Security, Seon and Safety Vision.

In addition to their existing relationships with law enforcement agencies, some of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, preferred vendor status with our existing and potential customer base, more extensive distribution channels, larger customer bases and faster response times to new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours.

We believe that the innovative product design of our products deliver superior quality and value over other products on the market. The market for digital in-car video systems for police and other first responder vehicles is expected to grow rapidly over the next five years, as more vehicles are equipped with video recorders, and as old analog systems are upgraded to digital systems.

We believe we compete principally on the basis of:

•	superior product performance and functionality;

•	price;

•	superior product quality and reliability; and

•	customer service and technical support.

Manufacturing and Suppliers

We entered into a manufacturing agreement in February 2005, which was amended in March 2008, with a foreign company to produce the ICOP Model 20/20 and its successor, the ICOP Model 20/20-W units through December 31, 2009. Under this agreement, the manufacturer is responsible for purchasing the components and manufacturing the units, and we are required to pay 50% upon placement of the purchase order and the remaining 50% upon shipment. The contract manufacturer has certain intellectual property rights to a method of operating the data compression used in the ICOP Model 20/20 and the ICOP Model 20/20-W. If this method were no longer available to us, another contract manufacturer could produce the unit, but a partial redesign would be required and could result in a production delay.

We entered into a license agreement in 2004 with another contract manufacturer. Under this agreement, we are granted the right to design, manufacture, use, sell and distribute products that decode, reconstruct and display video images based on the contractor’s proprietary codec technology, and the subcontractor agrees to sell us a supply of semiconductor chips that incorporate the technology. The initial term of this agreement is 10 years.

We also rely on several unaffiliated subcontractors to supply certain components and assemblies that are incorporated in our ICOP Model 20/20 and ICOP Model 20/20-W. Other miscellaneous components are acquired on a purchase order basis and we do not have long-term contracts with these suppliers.

We entered into a development and manufacturing agreement in 2008 with a foreign company, pursuant to which the contract manufacturer agreed to produce the ICOP Model 4000. The initial term of this agreement is five years. Another contract manufacturer could produce the ICOP Model 4000, but a partial redesign would be required and could result in a production delay.

We have entered into agreements with other manufacturers on an as-needed basis to produce new and additional products, but we do not have long-term commitments with these suppliers.

Research and Development

Research and development costs charged to expense were approximately $1,132,000 and $1,800,000 in 2008 and 2007, respectively. No research and development expense has been capitalized.

Inventory Systems

Inventory warehousing and shipping are managed from our Lenexa, Kansas facility. We use standard warehousing systems to store, retrieve, monitor and manage our inventory.

Intellectual Property

We have filed U.S. patent applications covering aspects of the design and methods of operating the ICOP Model 20/20-W, ICOP LIVE, and additional new products and applications. No patents have yet issued. As currently drafted, the claims generally describe the use of a digital recording device in an integrated and synchronized video system able to record data from cameras, microphones and global positioning system equipment, with the recording media housed in a driver accessible, originally manufactured console opening in the vehicle, such as a vehicle radio slot. The claims also are drafted to cover particular features and capabilities of the ICOP Model 20/20-W such as the system’s in-dashboard recorder, back-end searchable database and event “marking” capability. In addition to trademarks for all of our products, we have also secured registered trademarks for “ICOP,” “ICOP Digital” and the stylistic use of our logo. We intend to continue to seek formal intellectual property protections to protect our technologies, processes and designs, as we deem necessary or appropriate. We also use confidentiality agreements with employees and key suppliers to ensure the confidentiality of our trade secrets.

Marketing Alliances

We have entered into co-marketing agreements with Sprint and with Strix Systems. While ICOP LIVE is able to live stream using any method of transmission, where the bandwidth supports streaming video, the co-marketing relationships with Sprint and Strix afford all parties important marketing message collaboration. With ICOP LIVE, it is possible to optimize the response to and management and outcome of a crisis, security breach or crime-in-progress through the delivery of live streaming video, providing real-time situational awareness. Strix Systems is one of the worldwide leaders in wireless mesh networking, and Sprint is one of the three largest wireless companies in the United States based upon the number of wireless subscribers. Our marketing alliances with Sprint and Strix are intended to promote our products to both the public and private sectors. Our marketing alliances do not require Sprint, Strix or ICOP to compensate the other party for the promotion of the other party’s products or services.

Employees

As of April 6, 2009, we had 48 full-time employees including 7 in management and administration, 13 in sales and marketing, 11 in engineering, 9 in technical support, 4 in shipping/testing and 4 in technology. In addition, we had one independent contractor working in research and development.

Property

Our offices are located in approximately 12,800 square feet of leased office and warehouse space in Lenexa, Kansas with a lease agreement for five years through June 30, 2010. During 2007, we leased an additional 9,400 square feet of office and warehouse space in Olathe, Kansas, through June 30, 2010. Payments under these two leases total $23,015 per month, plus taxes, common area charges and insurance. In March 2008, we acquired roughly 10 acres of land in Lenexa, Kansas, for possible construction of new corporate facilities when our current leases expire.

Legal Proceedings

On July 11, 2008, we were served with a summons and a complaint in which ICOP and TriSquare Communications, Inc., a Missouri corporation (“TriSquare”), and nine other companies were named as defendants in a patent infringement action commenced by L-3 Communications Mobile-Vision, Inc., a New Jersey corporation (“Mobile-Vision”). According to the complaint, which was filed in the United States District Court for the District of New Jersey, and with the United States International Trade Commission (“ITC”), the wireless microphone and related base station that TriSquare and its affiliates manufacture and import, and we incorporate into and sell as components of our ICOP Model 20/20-W product, infringe upon a patent held by Mobile-Vision covering a wireless microphone for use with an in-car video system.

On January 29, 2009, an ITC administrative law judge granted Mobile-Vision’s motion to withdraw its complaint at the ITC. Mobile-Vision has stated that it intends to continue its lawsuit in the New Jersey District Court, where it faces our counterclaims of non-infringement, invalidity of its patent, unfair competition, patent misuse and antitrust violations. We intend to vigorously defend ourselves against Mobile-Vision’s claims in this case.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our executive officers, directors and key employees, and certain information about them, including their ages as of April 6, 2009, are as follows:

Name	Age	Position
David C. Owen	70	Chief Executive Officer and Director
Laura E. Owen	51	President, Chief Operating Officer, Corporate Secretary and Director
Mickie R. Koslofsky	38	Chief Financial Officer and Treasurer
Bryan Ferguson	46	Director
Noel Koch	69	Director
Roger L. Mason	56	Director
Kevin McGahee	46	Director of Product Development
David Nicholl	27	Director of Technology

The following is a brief description of the principal occupation and recent business experience of each of our directors, executive officers and key employees:

Directors and Executive Officers

David C. Owen has served as a director since January 2003 and as our Chief Executive Officer since July 2004. From July 2004 until August 2006, he also served as our President, and from January 2004 to July 2004, he was our Chief Financial Officer. Since 1985, Mr. Owen has been president of Owen & Associates, Inc., a private investment and management entity. Mr. Owen has more than 40 years of experience in the financial industry and has served in executive management positions with both retail and investment banks. He served as a Kansas State Senator from 1968 to 1972 and as Lieutenant Governor of Kansas from 1972 to 1974. He received a B.A. degree in Business Administration and Economics from Ottawa University in Ottawa, Kansas. In September 2004 in connection with an action brought by the Securities Commission of Kansas involving the private sale of a small amount of unregistered securities not involving us, Mr. Owen stipulated to a consent decree enjoining him and his agents from acting as a broker-dealer in Kansas unless registered under the Kansas Securities Act or exempt from registration, from offering or selling unregistered securities in Kansas unless exempt from registration, and from otherwise violating the Kansas Securities Act. Mr. Owen, who was not an officer, director or placement agent for the company involved, stipulated to the consent decree in order to dispose of the action expeditiously and did not admit any of the allegations. Mr. Owen is husband of Laura E. Owen.

Laura E. Owen has served as our President and a director since August 2006, as our Chief Operating Officer since March 2005, and as our Corporate Secretary since May 2003. From 1998 until May 2003, she served as President of Unicard.com, Inc., a national travel insurance company. In 1991, she became the first woman to be appointed Secretary of Commerce for the State of Kansas, the state’s economic development agency. She was named one of the “Top 25 Most Influential Business Women of 2008” by the Kansas City Business Journal. Ms. Owen received a B.S. degree in Business Administration from Delaware Valley College in Philadelphia. Ms. Owen is the wife of David C. Owen.

Mickie R. Koslofsky has served as our Chief Financial Officer and Treasurer since March 2009. Ms. Koslofsky is a licensed CPA with over 17 years of experience in accounting, financial systems and analysis, budgeting/forecasting, reporting, and Sarbanes-Oxley compliance. Ms. Koslofsky served as Accounting Manager for Cydex Pharmaceuticals, Inc. from May 2008 to October 2008 and as Senior Manager of Financial Reporting for Aptuit, Inc. from 2006 to May 2008. From April 2004 to August 2005, she served as Senior Financial Analyst for DST Systems, Inc., where she was responsible for preparation of financial statements and SEC reporting requirements. Prior to joining DST, Ms. Koslofsky was a Financial Analyst for Sprint Corporation. She received a B.S. degree in accounting from Montana State University and a M.B.A. from Baker University.

Bryan Ferguson has served as a director since August 2008. Prior to becoming a director, Mr. Ferguson served as a member of our Advisory Board from December 2007. Since June 2006, Mr. Ferguson has been a Vice President of Shaw Capital, Inc., the project development and financial services arm of The Shaw Group, Inc. His responsibilities include the development of equity investment projects, assets or acquisitions, providing deal structure, equity and debt financing arrangements and partnership alignment. From January 2003 to June 2006, Mr. Ferguson served as Vice President, Business Development of Shaw Environmental & Infrastructure, Inc. Mr. Ferguson also supports state and federal legislative efforts. Mr. Ferguson received a B.S. degree in Earth Science from Emporia State University.

Noel Koch has served as a director since March 2005. He is an expert on terrorism and security-related issues, with over 40 years of experience in developing advanced analytical procedures for identifying and assessing potential threats to individuals and to institutional and corporate assets. Since August 1986, Mr. Koch has served as the president and chief executive officer of International Security Management, Inc., a provider of security services to foreign and domestic government agencies, corporations and individuals in high-risk environments. Since August 1986, he also has served as the president and chief executive officer of

Transecur, Inc., an on-line, interactive global security information service with offices in the U.S. and Europe. Mr. Koch also is a partner in Anchor Special Risks Registry, a computer-based system designed to record and assess hostile activities towards corporations and other institutions. Mr. Koch is a former instructor for the U.S. State Department’s Anti-Terrorism Assistance Program, and served for over five years as Director of Special Planning in the U.S. Department of Defense. Mr. Koch received a B.A. degree in English from Widener University and an M.A. degree in Political Science from Bryn Mawr College.

Roger L. Mason has served as a director since January 2004. From May 2002 until January 2004, he served as a director of ICOP Nevada. Since 1995, Mr. Mason has been a broker at the Fishman & Company Realtors, a real estate business, in Olathe, Kansas. He received a B.S. degree in Construction Technology from Pittsburg State University in Pittsburg, Kansas.

Key Employees

Kevin McGahee has served as our Director of Product Development since May 2008. Prior to joining ICOP, Mr. McGahee spent eight years working for Thales ATM. Mr. McGahee has 23 years experience in engineering design and product management, the majority of which was with Thales ATM and Rockwell Collins. Mr. McGahee holds a masters degree in Computer Engineering from Iowa State University, and a B.S. degree in Electric Engineering from Kansas State University.

David Nicholl has served as our Director of Technology since August 2006. He leads software product management for the Company, researches new technologies and assesses their potential to become new products or services for ICOP and advises Company leadership on technical strategy for the delivery of innovative, leading-edge capabilities to our customers. He also provides technical assessments of potential mergers and acquisitions. He interacts with the Sales Team to field innovative products to meet the broad and evolving demands of ICOP’s customers, and works with the Engineering Team to help improve ICOP’s future product releases by assisting in prioritizing features for future products and by communicating customer feedback to the Engineering group. He held technology and quality-related positions for Bayer Healthcare, Inc. in Boston. Mr. Nicholl holds a B.S. degree in Biochemistry and Molecular Biology from Boston University.

Advisory Board

In November 2005, we formed an Advisory Board of experts in the industries we serve. The Advisory Board is currently made up of two persons, but we anticipate that we will have more members in the future.

Lou Anemone has served on our Advisory Board since November 2005. Until his retirement in 1999, he was Chief Operating Officer of the New York Police Department. From December 2001 to May 2003, he was Director of Security for the Metropolitan Transportation Authority. From November 1999 until October 2001, and since June 2003, Chief Anemone has owned and operated a law enforcement and counter-terrorism consulting company, Anemone Consulting, Inc.

Tully Plesser has served on our Advisory Board since August 2007. He currently serves as Chairman of Consensus Research Group, a global strategic research and consulting organization headquartered in New York City with Research Centers in Philadelphia, Los Angeles and Düsseldorf, Germany.

Board Classifications and Committees

Our Board of Directors is divided into three classes as nearly equal in number as possible. Each year the stockholders elect the members of one of the three classes to three-year terms of office. Currently, Mr. Owen is serving a term that expires in 2010, Mr. Mason, Ms. Owen and Mr. Ferguson are serving terms that expire in 2009, and Mr. Koch is serving a term that expires in 2011.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Incentive Plan Committee and a Nominating and Governance Committee.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the SEC requires in our annual proxy statement.

Our Audit Committee is comprised of Messrs. Ferguson, Koch and Mason. Mr. Ferguson serves as Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are independent under the rules of the SEC, and the NASDAQ Capital Market. The Board has determined that Mr. Ferguson qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation and Incentive Plan Committee. Our Compensation and Incentive Plan Committee assists our Board of Directors in determining the compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

Our Compensation and Incentive Plan Committee is comprised of Messrs. Ferguson, Koch and Mason. Mr. Mason serves as Chairman of the Compensation and Incentive Plan Committee. The Board has determined that all members of the Compensation and Incentive Plan Committee are independent under the rules of the NASDAQ Capital Market.

Nominating and Governance Committee. Our Nominating and Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and

•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominating and Governance Committee is comprised of Messrs. Ferguson, Koch and Mason. Mr. Koch serves as Chairman of our Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent under the rules of the NASDAQ Capital Market.

Code of Ethics

We have adopted a code of ethics that applies to our officers (including our principal executive, financial and accounting officers), directors, employees and consultants. The text of our code of ethics is available on our website at www.ICOP.com. If disclosure of an amendment or waiver to our code of ethics is required under Form 8-K, we intend to satisfy such disclosure requirement by timely filing a Form 8-K or by posting such information on our website.

Summary Compensation Table

The following table sets forth certain information concerning total compensation received by our principal executive officer (“PEO”), our two most highly compensated executive officers who were serving as executive officers as of the end of our last fiscal year, and an individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of the end of our last fiscal year (the “Named Executive Officers”).

Summary Compensation Table for 2008 and 2007

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Options Awards ($) (2)		All Other Compensation ($)		Total ($)
David C. Owen	2008	$220,374	—	$(19,636	)(3)	$13,564	(4)	$214,302
Chief Executive Officer	2007	220,834	$373,567	79,250		17,455	(5)	691,106
Laura E. Owen	2008	178,275	—	(15,501	)(6)	17,608	(7)	180,382
President, Chief Operating Officer	2007	189,072	373,567	79,250		18,005	(8)	659,894
Derick Shupe (9)	2008	135,096	—	14,381		2,333	(10)	151,810
Former Chief Financial Officer								—
Tom Tougas (11)	2008	163,799	—	—		—		163,799
Director of Engineering	2007	23,894		—		—		23,894

(1)	Represents the cash bonus paid equal to the income tax cost on the restricted common stock awarded becoming unrestricted.

(2)	The amounts recognized are reflected in the share-based compensation expense as disclosed in Note 5: Shareholders’ Equity in our financial statements for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS No. 123R”). In conjunction with the provisions of SFAS 123R, we amortize compensation expense for the grant date fair value of option awards evenly over the vesting period using the straight-line method.

(3)	On July 10, 2008, 50,000 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of common stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 fully vested options to purchase common stock at $1.39 per share.

(4)	Includes auto allowance of $4,714 and 401(k) Company contribution of $8,850.

(5)	Includes auto allowance of $8,139 and 401(k) Company contribution of $9,316.

(6)	On July 10, 2008, 37,500 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 fully vested options to purchase common stock at $1.39 per share.

(7)	Includes auto allowance of $10,200 and 401(k) Company contribution of $7,408.

(8)	Includes auto allowance of $10,200 and 401(k) Company contribution of $7,805.

(9)	Mr. Shupe resigned in February 2009.

(10)	Includes 401(k) Company contribution.

(11)	Mr. Tougas resigned in October 2008.

Option Exercises and Holdings

The following table sets forth, as to those Named Executive Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2008, and the number of shares of common stock received upon exercise of options during the last fiscal year.

Outstanding Equity Awards at December 31, 2008

	Option Awards
	Number of Securities Underlying Unexercised Options (#)				Exercise Price ($) (1)	Option Expiration Date
Name and Principal Position	Exercisable		Unexercisable
David C. Owen	100,000		—		5.85	12/31/2012
Chief Executive Officer	50,000		—		5.50	12/31/2014
	200,000		—		5.85	12/31/2015
	200,000	(2)	—		1.39	7/9/2018
Laura E. Owen	100,000		—		5.85	12/31/2012
President, Chief Operating Officer	50,000		—		5.50	12/31/2014
	100,000		—		5.85	12/31/2015
	200,000	(3)	—		1.39	7/9/2018
Derick Shupe (4)	4,000	(5)	6,000	(5)	8.31	12/31/2012
Former Chief Financial Officer	4,000	(5)	6,000	(5)	6.80	8/8/2012
Tom Tougas (6)	12,000	(7)	8,000	(7)	6.00	12/31/2012
Director of Engineering	5,000	(8)	—		2.12	12/31/2008

(1)	In 2006, we cancelled option awards of 600,000 shares of common stock having exercise prices ranging from $6.45 to $10.00 and reissued the same number of option awards with an exercise price of $5.85 per share.

(2)	On July 10, 2008, 50,000 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of common stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 options to purchase common stock at $1.39 per share.

(3)	On July 10, 2008, 37,500 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 options to purchase common stock at $1.39 per share.

(4)	Mr. Shupe resigned in February 2009.

(5)	Option awards vest ratably over a five-year period.

(6)	Mr. Tougas resigned in October 2008.

(7)	Option awards vest ratably over a four-year period.

(8)	Option awards vest immediately.

Employment Agreements

David C. Owen, our Chief Executive Officer, is employed pursuant to an Executive Employment Agreement dated August 10, 2006, as amended and restated effective March 16, 2008 and December 17, 2008, with annual compensation of $225,000 per year. On each anniversary of the agreement, commencing on March 16, 2009, one year will be added to the term of Mr. Owen’s employment with us so that as of each anniversary of the agreement, the term of Mr. Owen’s employment will be two years.

The agreement provides for increases in the base salary at the discretion of our board of directors. The agreement notwithstanding, effective October 20, 2004, Mr. Owen voluntarily agreed to reduce his salary to $125,000 annually until we reached accumulated gross revenues of $8 million, at which time his salary was to be restored to $225,000 and accrued but unpaid salary and other compensation (which totaled approximately $115,000) would be paid in full. The $8 million threshold was achieved in December 2006, Mr. Owen received payment of the unpaid compensation, and his salary was restored to $225,000 effective January 1, 2007. The agreement further provides that Mr. Owen is entitled to participate in our stock option and 401(k) plans, to receive a monthly car allowance of $850 or a company-provided vehicle, to be covered by our health insurance plan and to reimbursement of reasonable out-of-pocket expenses. The agreement is renewable by mutual agreement.

Laura E. Owen, our President, Chief Operating Officer and Corporate Secretary, is employed pursuant to an Executive Employment Agreement dated August 10, 2006, as amended and restated effective March 16, 2008 and December 17, 2008, with annual compensation of $175,000 per year. On each anniversary of the agreement, commencing on March 16, 2009, one year will be added to the term of Ms. Owen’s employment with us so that as of each anniversary of the agreement, the term of Ms. Owen’s employment will be two years.

The agreement notwithstanding, effective October 20, 2004, Ms. Owen voluntarily agreed to reduce her annual salary to $125,000 until we reach accumulated gross revenues of $8 million, at which time her salary would be restored to $175,000 and accrued but unpaid salary and other compensation (which totaled approximately $83,000) would be paid in full. The $8 million threshold was achieved in December 2006, Ms. Owen received payment of the unpaid compensation and her salary was restored to $175,000 effective January 1, 2007. The agreement further provides that Ms. Owen is entitled to participate in our stock option and 401(k) plans, to receive a monthly car allowance of $850 or a company-provided vehicle, to be covered by our health insurance plan and to reimbursement of reasonable out-of-pocket expenses. The agreement is renewable by mutual agreement.

On July 10, 2008, Mr. Owen and Ms. Owen were each granted 200,000 options to purchase shares of common stock at an exercise price of $1.39 per share, the closing price of our common stock on July 10, 2008, as reported on the NASDAQ Capital Market. These options are immediately exercisable, expire on July 9, 2018, and were granted pursuant to, and are subject to the terms, conditions and forfeiture provisions of, our 2002 Stock Option Plan. We granted these options in exchange for (i) Mr. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 50,000 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share, and (ii) Ms. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 37,500 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share.

If Mr. Owen or Ms. Owen retires or is terminated for any reason, or upon the occurrence of a change of control or a material change in the duties or location of Mr. Owen or Ms. Owen’s employment, he or she will be entitled to receive severance benefits, including (i) payment of an amount equal to the sum of 24 months of his or her base salary plus the average annual bonus amount for the three prior years, (ii) continuation of life, medical, dental and disability coverage for the longer of 24 months or the age he or she reaches the minimum age necessary to qualify for health insurance benefits under Medicare, (iii) receipt of vested benefits owing to him or her under any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company, and (iv) immediate vesting of any unexercised stock options granted and held by Mr. Owen or Ms. Owen, as the case may be.

If an executive’s employment terminates as a result of his or her death or disability, or upon a change of control, all or a portion of any unvested stock options granted to such executive may be subject to accelerated vesting in accordance with the terms of the 2002 Plan or any applicable employment, stock option, separation or severance agreement.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash	Options Outstanding (1)
L. Derrick Ashcroft (2)	$7,250	30,000
Bryan Ferguson	$8,300	25,000
Noel Koch	$12,750	30,000
Roger Mason	$12,750	30,000

(1)	As of December 31, 2008.

(2)	Mr. Ashcroft resigned from the board in August 2008.

Each non-employee director receives cash compensation in the form of board and committee meeting fees. Currently, each of our non-employee directors is entitled to receive $500 for attendance at each meeting of the board and $500 for attendance at each meeting of a board committee. Telephonic attendance fees are $250. In addition, each committee chairman is entitled to receive $1,500 for each board committee meeting that he attends as committee chairman. In 2007, in addition to fees, each non-employee director received options to purchase 15,000 shares as consideration for board and committee service.

PRINCIPAL STOCKHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, as of April 6, 2009 and as adjusted to give effect to this offering of 5,500,000 shares of common stock (not including the underwriters’ 45-day option to purchase up to an additional 82,500 units to cover over-allotments), by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned. Shares issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of April 6, 2009 (June 5, 2009) and as adjusted to give effect to this offering of 5,500,000 shares of common stock (not including the underwriters’ 45-day option to purchase up to an additional 82,500 units to cover over-allotments), are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percentage Owned Before Offering	Percentage Owned After Offering
Named Executive Officers and Directors
David C. Owen	1,284,002	(2)	15.7%	9.4%
Laura E. Owen	1,284,002	(2)	15.7%	9.4%
Derick Shupe	11,804	(3)	*	*
Tom Tougas	—	(4)	*	*
Roger L. Mason	95,000	(5)	1.3%	*
Bryan Ferguson	11,000	(6)	*	*
Noel Koch	35,800	(7)	*	*
All directors and officers as a group (eight persons)	1,441,606		17.4%	10.5%
5% Stockholders
Chester L.F. Paulson and Jacqueline M. Paulson (8)	774,155	(9)	9.9%	5.8%
Paulson Family LLC (8)	574,155	(10)	7.5%	4.4%
Paulson Capital Corp. (8)	551,855	(11)	7.2%	4.2%
Paulson Investment Company (8)	551,855	(12)	7.2%	4.2%

(1)	Except as otherwise noted, the address of all persons named in this table is: c/o ICOP Digital, Inc., 16801 W. 116 th Street, Lenexa, Kansas 66219.
(2)	Mr. Owen and Ms. Owen beneficially own the following securities: nonstatutory options held by Owen Enterprises, LLC to purchase 100,000 shares of common stock; nonstatutory options held by Mr. Owen to purchase 450,000 shares of common stock; and nonstatutory options held by Ms. Owen to purchase 350,000 shares of common stock. In addition to options, Mr. and Ms. Owen beneficially own: 263,602 shares of common stock held by David & Laura Owen Trust dated 6/4/97; 60,400 shares of common stock held by Owen Enterprises, LLC; 25,000 shares of common stock held by Owen & Associations, Inc. Profit Sharing Plan; 5,000 shares of common stock held by DBM, LP; 5,000 shares of common stock held by Emerson B. Wells, LP; 25,000 shares of common stock held by MDN, LP.

(3)	Consists of 3,804 shares of common stock and options to purchase 8,000 shares of common stock that are exercisable within 60 days of April 6, 2009. Mr. Shupe resigned in February 2009.

(4)	Mr. Tougas resigned in October 2008.

(5)	Consists of 60,000 shares of common stock, and a warrant to purchase 5,000 shares of common stock and options to purchase 30,000 shares of common stock that are exercisable within 60 days of April 6, 2009.

(6)	Consists of 1,000 shares of common stock and options to purchase 10,000 shares of common stock that are exercisable within 60 days of April 6, 2009.

(7)	Consists of 800 shares of common stock, and a warrant to purchase 5,000 shares of common stock and options to purchase 30,000 shares of common stock that are exercisable within 60 days of April 6, 2009.

(8)	The address of each Paulson 5% stockholder is: 811 SW Naito Parkway, Suite 200, Portland, Oregon 97204. Holdings of 5% stockholders are reported in reliance upon filings of the 5% stockholders with the Securities and Exchange Commission.

(9)	According to a Schedule 13G filed on February 11, 2009 and subsequently filed Section 16 reports, due to their relationship to certain entities, Chester L.F. Paulson and Jacqueline M. Paulson (together, the “Paulsons”) may be deemed to be the beneficial owners of a total of 774,155 shares of common stock. The Paulsons may be deemed to control

Paulson Capital Corp. (“PLCC”), which wholly owns Paulson Investment Company, Inc. (“PICI”). The Paulsons control and are the managing partners of the Paulson Family LLC (“LLC”). For a description of the securities held by PLCC, PICI, and LLC, please see the footnotes pertaining to each of those entities. The Paulsons directly own 100,000 shares of common stock and 100,000 warrants, which are exercisable within 60 days of April 6, 2009.

(10)	Paulson Family LLC (“LLC”) directly holds 22,300 shares of common stock, and due to its relationship to Paulson Capital Corp., and Paulson Investment Company, Inc. (“PICI”), LLC indirectly holds an additional 551,855 shares of common stock or warrants exercisable into shares of common stock, which are directly held by PICI. For a description of the securities hold by PICI, please see footnote 12.

(11)	As parent of Paulson Investment Company, Inc. (“PICI”), Paulson Capital Corp. indirectly holds 551,855 shares of common stock or warrants exercisable into shares of common stock, which are directly held by PICI.

(12)	Paulson Investment Company, Inc. directly holds the following securities: (i) 169,780 shares of common stock; (ii) warrants that are exercisable into 200,725 shares of common stock within 60 days of April 6, 2009; and (iii) underwriter’s warrants that are exercisable into 181,350 shares of common stock within 60 days of April 6, 2009.

RELATED PARTY TRANSACTIONS

In March 2008, we purchased land for $900,000. The seller of this land hired and paid a 6% commission to its representative broker, of which our director, Roger Mason, is a 25% partner. The Audit Committee determined this transaction did not impair Mr. Mason’s independence to serve on our Audit Committee. This transaction was approved by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to the company’s or independent legal counsel.

All transactions with our officers, directors or greater than five percent stockholders are on terms no less favorable to us than could be obtained from independent third parties, and are reviewed and subject to approval by our Audit Committee.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of no par value common stock, and 5,000,000 shares of no par value preferred stock. As of April 6, 2009, we had 7,306,232 shares of common stock and no shares of preferred stock outstanding. After this offering, we will have 12,806,232 shares of common stock outstanding, 13,631,232 if the over-allotment option is exercised in full.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, both as amended (our “Articles of Incorporation” and “Bylaws,” respectively).

Units

Each unit consists of ten shares of common stock and ten Class B warrants, each to purchase one share of common stock. The units will separate immediately and the shares of common stock and the Class B warrants comprising the units will be issued and will trade separately. The units will not trade as units, and no certificates representing the units will be issued to investors.

Class B Warrants

General. The Class B warrants issued in this offering may be exercised immediately until the expiration date of                      2009 (six months from the date of this prospectus). Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $             per share (110% of the closing price of our common stock on the day preceding the date of this prospectus). This exercise price will be adjusted if specific events, summarized below, occur. The Class B warrants are not subject to redemption. A holder of Class B warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

Exercise. The holders of the Class B warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a Class B warrant, the holder must deliver to our warrant agent the warrant certificate on or before the expiration date, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class B warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class B warrants.

Adjustments in Certain Events. We will make adjustments to the terms of the Class B warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a Class B warrant so that the holder of a Class B warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the Class B warrant holder had exercised the Class B warrant before the event causing the adjustment. The aggregate exercise price of the Class B warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the Class B warrant will be proportionately reduced because a greater number of shares of common stock will then be purchasable upon exercise of the adjusted Class B warrant. If, however, we effect a dividend, distribution or stock split that increases our outstanding common stock by 50% or more, we will instead proportionately increase the number of Class B warrants outstanding rather than increasing the number of shares of common stock underlying each Class B warrant. Each Class B warrant will then continue to be exercisable for the same number of shares as before the event requiring the increase in the number of outstanding Class B warrants, but the exercise price of each Class B warrant will be correspondingly reduced.

In the event of a capital reorganization or reclassification of our common stock, the Class B warrants will be adjusted so that thereafter each Class B warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the Class B warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that Class B warrant holders will be entitled to receive upon exercise of a Class B warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the Class B warrant was exercisable immediately before the transaction. No adjustment to the Class B warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Preferred Stock

As of April 6, 2009, there were 5,000,000 shares of preferred stock authorized, of which 1,000,000 shares were designated as Series A Convertible Preferred Stock. As of April 6, 2009, there were no shares of preferred stock outstanding.

Our Board of Directors is authorized by our Articles of Incorporation to provide for the issuance of shares of non-voting preferred stock in series and, by filing a certificate pursuant to Colorado law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. At present we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Warrants

Bridge Warrants. In March 2005, we completed a $2.2 million bridge loan from lenders to help us meet our working capital needs. In connection with these bridge loans, we issued warrants (“Bridge Warrants”) to the noteholders to purchase up to approximately 400,000 shares of common stock at an exercise price of $4.125 per share, subject to certain adjustments. The Bridge Warrants expire on January 31, 2010. A total of 360,002 of these Bridge Warrants remained unexercised and outstanding at April 6, 2009.

Consultants’ Warrants. In November 2005, we issued a warrant to a consultant to purchase up to 25,000 shares of common stock for $7.50 per share, subject to certain adjustments. The warrant expires in November 2010. In August 2006, we issued a warrant to a consultant to purchase up to 10,000 shares of common stock for $7.50 per share, subject to certain adjustments. The warrant expires in August 2011. In September 2006, we issued a warrant to a consultant to purchase up to 30,000 shares of common stock for $6.81 per share, subject to certain adjustments. The warrant expires in September 2009. On April 1, 2009, we issued the following warrants to a consultant: a warrant to purchase up to 100,000 shares of common stock for $1.50 per share; and a warrant to purchase up to 100,000 shares of common stock for $2.50 per share. These warrants expire on March 31, 2011. All of these warrants remained unexercised and outstanding at April 6, 2009.

Independent Directors’ Warrants. In 2005, we granted each member of our audit committee a warrant to purchase 5,000 shares of our common stock at an exercise price of $6.535 per share, subject to certain adjustments. The warrants expire in December 2009. These warrants remained unexercised and outstanding at April 6, 2009.

Redeemable Warrants. In July 2005, we completed a public offering of 1,495,000 units, each unit consisting of two shares of common stock and two redeemable warrants. In December 2005, we completed a private placement of 650,000 shares of common stock and 227,500 redeemable warrants identical to the redeemable warrants issued in our July 2005 public offering. In October 2006, we completed a public offering of 1,150,000 shares and 1,150,000 redeemable warrants identical to the redeemable warrants issued in our July 2005 public offering and December 2005 private placement. Each redeemable warrant issued in our 2005 and 2006 public offerings and in our 2005 private placement is exercisable for one share of common stock at $6.19 per share, subject to adjustment, until July 8, 2010, unless redeemed earlier. As of April 6, 2009, 4,208,025 public warrants of the 4,367,500 redeemable warrants issued remained unexercised and outstanding. The conditions for redemption have been satisfied, so we could call the warrants at any time in our sole discretion. However, we have no plans to do so as long as the exercise price exceeds the current trading price of our common stock.

Representative’s Purchase Warrant. In connection with our public offering of 1,300,000 units in July 2005, we issued a warrant to Paulson Investment Company, Inc., the representative of the underwriters, to purchase up to 130,000 units at an exercise price of $9.90 per unit, subject to certain adjustments. Each unit consists of two shares of common stock and two redeemable warrants. The representative’s warrant expires in July 2010, and is exercisable to purchase 93,600 shares of common stock at April 6, 2009 (including the 46,800 shares of common stock underlying the redeemable warrants that are part of the units).

Placement Agent Warrants. In connection with our December 2005 private placement, we issued a warrant to the placement agent, Paulson Investment Company, Inc., to purchase up to 47,125 shares of common stock and 16,494 underlying redeemable warrants (“Agent Redeemable Warrants”) at an exercise price of $5.92 per one share and 0.35 redeemable warrant (exercisable at $6.19), subject to certain adjustments. The Agent Redeemable Warrants expire in July 2010 and remained unexercised and outstanding at April 6, 2009.

Except for the August 2006 consultant’s warrant to purchase 10,000 shares for $7.50 per share, all of the shares underlying each of the aforementioned warrants (including the shares underlying Placement Redeemable Warrants and the Agent Redeemable Warrants) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”).

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Colorado Law and Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors. Our Bylaws provide that our directors may only be removed by the affirmative vote of the shares entitled to vote at an election of directors; provided, however, that if less than the entire Board of Directors is to be removed, no one director may be removed if the vote cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Staggered Board. Our Board of Directors is divided into three nearly equal classes, with the directors of one class standing for election each year. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders, such as removing directors from our Board as provided under Colorado law.

Stockholder Action by Written Consent; Special Meetings. Colorado law prohibits stockholder action by written consent in lieu of a meeting unless such written action is signed by all of our stockholders or such lesser number of stockholders if provided for in the Articles of Incorporation. Our Articles of Incorporation provide that written consent of an action may be effected by signatures of that number of shares of common stock required to approve that action. Our Bylaws provide that special meetings of stockholders may be called by the President, by the Board of Directors or by the President upon the request of holders of 10% or more of the outstanding shares entitled to vote at the meeting.

Transfer Agent, Warrant Agent and Registrar

Our transfer agent and registrar for our common stock and warrant agent for the warrants is Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering, Restricted Stock, Lock-Up Agreements

Upon completion of this offering, we will have a total of 12,806,232 shares of common stock issued and outstanding (assuming no exercise of the underwriters’ over-allotment option, the Class B warrants or any other outstanding options and warrants). Of the shares to be outstanding upon completion of this offering, a total of approximately 11,522,906 shares, including the 5,500,000 shares of common stock issued as part of the units sold in this offering, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act (“Rule 144”). The 5,500,000 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering will also be freely tradable after exercise of the Class B warrants, except for shares held by our affiliates.

The remaining 1,283,326 shares of common stock outstanding immediately after this offering are “restricted shares” as that term is defined in Rule 144. Of these restricted shares, 455,802 shares are subject to lock-up agreements with Paulson Investment Company, Inc., the representative of the underwriters, providing that those stockholders subject to the lock-up agreements will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 90 days after the date of the completion of this offering without the prior written consent of Paulson.

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

Rule 144

Rule 144, as currently in effect, provides that non-affiliates that have held restricted securities of a reporting company for at least six months and have not had an affiliate relationship with us during the preceding three months may sell their securities without restriction or limitation, other than that Rule 144’s public information requirements must be satisfied during the six months following satisfaction of the six-month holding period requirement. Affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 128,062 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Upon completion of this offering, subject to the lock-up agreements with the representative of the underwriters, all of the restricted shares will be eligible for sale under Rule 144 assuming the holders of any such shares comply or have complied with the requirements of Rule 144, including the holding period requirement.

Options and Warrants

As of April 6, 2009, 1,355,000 shares were issuable upon exercise of outstanding stock options and 5,005,246 shares were issuable upon exercise of outstanding warrants. All of the shares currently reserved for issuance under the 2002 Plan (approximately 2,000,000) have been registered on a Form S-8 registration statement and are freely tradable (except by affiliates). Other than 10,000 shares issuable upon exercise of a warrant issued in August 2006 and 30,000 shares issuable upon exercise of a warrant issued in September 2006, all of the shares issuable upon exercise of the warrants have been registered for resale on Form S-3 registration statements and are freely tradable.

As of April 6, 2009, 65,058 shares had been issued to eligible employees under our 2005 ESPP and 134,942 shares remained available for sale. All of the shares reserved under our 2005 ESPP have been registered for resale on a Form S-8 registration statement and are freely tradable.

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriters	Number of Units
Paulson Investment Company, Inc.
Total	550,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the Securities and Exchange Commission.

The representative of the underwriters has advised us that the underwriters propose to offer our units to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $         per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $         per unit. After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 82,500 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $3,478,750, $347,875 and $3,130,875, respectively.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•

Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•

Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

•

Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NASDAQ Capital Market or otherwise.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the units to the underwriters at the initial offering price of $         per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 10% underwriting discount. The underwriting agreement also provides that Paulson Investment Company, Inc., as representative, will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option. We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.

On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 55,000 units, each consisting of 10 shares of common stock and no Class B warrants, inasmuch as the Class B warrants will have expired prior to the date on which the representative’s warrants become exercisable. The exercise price per unit shall be equal to 120% of the offering price of the units. The representative’s warrants will be exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date. In compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

The holder of these representative’s warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Unit	Without Over- Allotment	With Over- Allotment
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$

Lock-Up Agreements

Our officers and directors have agreed that for a period of 90 days from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans, intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the 90-day lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer’s or director’s financial emergency. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

•	the current price of our common stock at the time of pricing;

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our products and proposed products;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

LEGAL MATTERS

Holland & Knight LLP, Portland, Oregon, will pass upon the validity of the common stock offered by this prospectus on our behalf. Certain legal matters will be passed upon for the underwriters by Wickersham & Murphy, P.C., Palo Alto, California.

EXPERTS

Our financial statements for the years ended December 31, 2007 and December 31, 2008 in this prospectus have been audited by Cordovano & Honeck LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in reports or documents that we previously filed with the SEC. This means that we can disclose important information to you by referring you to other reports or documents that we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will update and supplement information in this prospectus to the extent that the information included as incorporated by reference updates or supplements the existing information. We hereby incorporate by reference the reports and documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed on March 20, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 as filed on May 15, 2009; and.

•	our Current Reports on Form 8-K as filed on February 4, 2009, February 9, 2009, March 18, 2009, March 24, 2009 and May 15, 2009.

We will provide each person to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus contained in the registration statement but not delivered with the prospectus upon written or oral request, at no cost, either through the “Investors” section of our website (www.icopdigital.com), or by writing or telephoning us at the following address and number: ICOP Digital, Inc., Attention: Secretary, 16801 W. 116th Street, Lenexa, Kansas 66219, (913) 338-5550. Information contained on our website that is not specifically incorporated by reference is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our securities and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the SEC’s public reference facilities, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the website is www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, that require us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at the address set forth above, and copies of such material may be obtained from the Public Reference Section of the SEC at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at www.sec.gov.

INDEMNIFICATION

Our Bylaws provide that, in the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of ours (or by reason of service as a director, officer, employee or agent of another entity at our request), then we shall indemnify that individual against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner the person reasonably believed to be in our best interests or, in all other cases, in a manner that was at least not opposed to our best interests. Notwithstanding the foregoing, no indemnification shall be made if the person is adjudged to be liable to us, or if the person is adjudged liable on the basis that the person derived an improper personal benefit. Under certain circumstances, we may pay expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance to the final disposition of the matter. Furthermore, our Articles of Incorporation, as amended, provide for indemnification of our directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by such person because the person is or was a director, officer, fiduciary, or employee of ours (or because the person served as a director, officer, employee, partner, trustee or agent of another entity at our request) to the maximum extent permitted under Colorado law. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of Independent Registered Public Accounting Firm

The Board of Directors

ICOP Digital, Inc.

We have audited the accompanying balance sheets of ICOP Digital, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. ICOP Digital, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICOP Digital, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

Cordovano and Honeck LLP

Englewood, Colorado

March 20, 2009

ICOP DIGITAL, INC.

BALANCE SHEETS

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$99,192	$3,166,213
Accounts receivable, net of allowances of $121,173 and $114,000 at December 31, 2008 and 2007, respectively	1,775,741	2,915,897
Inventory, at lower of cost or market	3,568,596	4,143,781
Prepaid expenses	209,545	502,320
Other current assets	549,867
Total current assets	6,202,941	10,728,211
Property and equipment, net of accumulated depreciation $1,230,779 and $706,819 at December 31, 2008 and 2007, respectively	2,024,318	1,359,630
Other assets:
Deferred patent costs	87,621	87,621
Investment, at cost	25,000	25,000
Security deposit	18,258	18,258
Total other assets	130,879	130,879
Total assets	$8,358,138	$12,218,720
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$643,124	$735,382
Accrued liabilities	596,854	553,105
Notes payable	780,000	—
Due to factor	602,009	—
Unearned revenue	466,983	359,937
Total current liabilities	3,088,970	1,648,424
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, no par value; 50,000,000 shares authorized, 7,486,385 and 7,455,054 issued and outstanding at December 31, 2008 and 2007, respectively	30,338,572	29,710,064
Accumulated other comprehensive income	272	7,729
Retained deficit	(25,069,676)	(19,147,497)
Total shareholders’ equity	5,269,168	10,570,296
Total liabilities and shareholders’ equity	$8,358,138	$12,218,720

See accompanying notes to financial statements

ICOP DIGITAL, INC.

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2008	2007
Sales, net of returns and allowances	$10,859,850	$11,842,415
Cost of sales	6,689,758	6,645,018
Gross profit	4,170,092	5,197,397
Operating expenses:
Selling, general and administrative	8,830,394	9,040,256
Research and development	1,131,199	1,799,555
Total operating expenses	9,961,593	10,839,811
Operating loss	(5,791,501)	(5,642,414)
Other income (expense):
Realized income on foreign currency translation	—	11,691
Loss on disposal of property and equipment	(33,361)	(15,025)
Interest income	28,589	223,810
Interest expense	(125,906)	(37,802)
Other income	—	1,456
Loss before income taxes	(5,922,179)	(5,458,284)
Income tax provision	—	—
Net Loss	$(5,922,179)	$(5,458,284)
Basic and diluted net loss per share	$(0.79)	$(0.75)
Basic and diluted weighted average common shares outstanding	7,472,032	7,320,699

See accompanying notes to financial statements

ICOP DIGITAL, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated Other Comprehensive Loss	Retained Deficit	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	—	$—	7,229,481	$26,997,100	$—	$(13,689,213)	$13,307,887
Stock issued under employee stock purchase plan	—	—	12,580	67,149	—	—	67,149
Stock options issued in exchange for services	—	—	—	492,392	—	—	492,392
Restricted common stock issued in exchange for services	—	—	—	1,021,000	—	—	1,021,000
Exercise of stock options to purchase common stock	—	—	9,000	52,650	—	—	52,650
Exercise of warrants to purchase common stock	—	—	203,993	1,079,773	—	—	1,079,773
Comprehensive income:
Unrealized effect of the change in foreign currency exchange rates	—	—	—	—	7,729	—	7,729
Net loss for the year ended December 31, 2007	—	—	—	—	—	(5,458,284)	(5,458,284)
Total comprehensive loss							(5,450,555)
Balance at December 31, 2007	—	$—	7,455,054	$29,710,064	$7,729	$(19,147,497)	$10,570,296
Stock issued under employee stock purchase plan	—	—	31,331	51,732			51,732
Stock options issued in exchange for services	—	—		576,776			576,776
Comprehensive income:
Unrealized effect of the change in foreign currency exchange rates	—	—			(7,457)		(7,457)
Net loss for the year ended December 31, 2008	—	—				(5,922,179)	(5,922,179)
Total comprehensive loss							(5,929,636)
Balance at December 31, 2008	—	$—	7,486,385	$30,338,572	$272	$(25,069,676)	$5,269,168

ICOP DIGITAL, INC.

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,922,179)	$(5,458,284)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	573,979	363,828
Stock-based compensation expense	576,776	1,513,392
Loss on disposal of property and equipment	33,361	15,025
Changes in operating assets/liabilities
(Increase) Decrease in accounts receivable, inventory and prepaid expenses	1,354,863	(2,123,780)
Increase in accounts payable and accrued liabilities	58,537	909,820
Net cash used in operating activities	(3,324,663)	(4,779,999)
Cash flows from investing activities:
Purchases of property and equipment	(401,642)	(898,126)
Proceeds from the sale of property and equipment	13,000	—
Deferred patent costs	—	(10,001)
Cost method investment	—	(25,000)
Deposits	—	(3,258)
Net cash used in investing activities	(388,642)	(936,385)
Cash flows from financing activities:
Proceeds from line of credit	4,131,350	2,500,000
Payments on line of credit	(3,529,341)	(2,500,000)
Proceeds from the issuance of common stock	51,732	1,199,572
Net cash provided in financing activities	653,741	1,199,572
Effect of currency exchange rate changes on cash	(7,457)	7,729
Net change in cash	(3,067,021)	(4,509,083)
Cash, beginning of period	3,166,213	7,675,296
Cash, end of period	$99,192	$3,166,213
Supplemental disclosure of cash flow information:
Interest paid	$125,906	$37,802
Income taxes paid	$—	$—
Non-cash investing and financing transactions
Issuance of notes payable to purchase land	$780,000	$—
Transfer of inventory for internal use	$103,386	$—

See accompanying notes to financial statements

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Operations

ICOP Digital, Inc. engineers, produces and markets state-of-the-art mobile and stationary surveillance solutions (including hardware, software and services) to equip first responders in protecting their communities with both live video and recorded high-quality digital evidence. Its corporate offices are located in Lenexa, Kansas.

Going Concern

The Company has incurred significant operating losses since inception and has limited financial resources to support its operations until such time that it is able to generate positive cash flow from operations. Net cash used in operating activities during the years ended December 31, 2008 and 2007, was $3,324,663 and $4,779,999, respectively. These conditions are indicative of the Company’s inability to continue as a going concern for a period longer than the current fiscal year.

The Company’s ability to continue as a going concern is dependent upon the success of its future plans to sell its products internationally through its distribution networks and the anticipated positive impact of the economic stimulus plan within the US market. The Company plans to maintain its Purchasing Agreement with the factor to borrow up to $5.0 million for working capital purposes and to raise capital through bridge loan financing and sale of securities. These plans mitigate conditions that are indicative of the Company’s inability to continue as a going concern for a period longer than the current fiscal year. However, there can be no assurances that the Company will be successful in borrowing money or raising capital.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies that the Company will continue to meet its obligations and continue its operations for the next twelve months.

Reclassifications

Certain prior-year amounts have been reclassified for comparative purposes to conform to the current-year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

Accounts Receivable

Accounts receivable consist of amounts due from customers, primarily law enforcement agencies located in the US and abroad. The Company considers accounts more than 30 days old to be past due. The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies (cont.)

Inventory

Inventory, which consists primarily of digital cameras and related hardware and accessories, is stated at the lower of cost or market with costs determined using the first-in first-out method. The Company conducts a physical inventory annually and routinely reviews the inventory for any impairment either because of technical obsolescence or because the inventory exceeds by a material amount the forecasts for Company sales. The Company records a provision for obsolete or excess inventory whenever impairment has been identified. During 2008 and 2007, the Company recorded an impairment charge on certain inventory of approximately $0 and $170,000, respectively, which is reflected in cost of sales in the accompanying statement of operations.

Prepaid Expenses

Prepaid expenses consist primarily of pre-payments for insurance, rent, maintenance, spare parts and trade deposits which will be reflected as an expense during the future periods benefited.

Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. Depreciation lives are generally as follows:

Equipment	2 - 7 years

Vehicles	5 years

Furniture	2 - 7 years

Leasehold improvements	Over the lesser of the lease term or estimated useful life

Impairment of Long-lived Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. They assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. The Company did not recognize any impairment loss for long-lived assets for the years ended December 31, 2008 and 2007.

Sale of Accounts Receivable

The Company accounts for the transfer of trade receivables under its factoring line of credit in accordance with the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. If the criteria established by SFAS No. 140 are met, the transfers of receivables are recorded as a sale; otherwise, the transaction is reflected as a secured borrowing.

Recognition of Revenue and Costs of Sales

Revenue is generally recognized at the time of product shipment or delivery, depending on when the passage of title to goods and risk of loss transfers to unaffiliated customers, when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured.

Cost incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling is reported as revenue.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies (cont.)

Unearned Revenue

Amounts billed for extended warranties sold to customers are deferred and amortized to revenue over the effective term of the agreements. Generally the extended warranty agreement becomes effective at the end of the one-year warranty provided with the sale of equipment. The initial one-year warranty period is supported by our equipment manufacturers.

Advertising Expenses

All advertising expenditures are expensed as incurred. Advertising expenses for 2008 and 2007 were approximately $362,000 and $320,000, respectively.

Research and Development

Research and development costs are charged to expense as incurred.

Deferred Patent Application Cost

Legal expenses incurred in preparation of patent application have been deferred and will be amortized over the useful life of granted patents. Costs incurred in preparation of applications that are not granted will be charged to expense at that time.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the Statements of Operations. As a result of the implementation of FIN 48, the Company had no changes in the carrying amount value of its tax assets or liabilities for any unrecognized tax benefits.

Foreign Currencies

The Company purchases significant amounts of product from a foreign firm. Products are billed to the Company in the foreign firm’s local currency. Cash held in foreign currencies are translated at exchange rates prevailing at the balance sheet date.

Costs and expenses are translated into United States dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income (loss). Realized gains and losses from foreign currency transactions are recognized as other income. Foreign currency translation rate changes were not material for the years ended December 31, 2008 and 2007.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources. The change in accumulated other comprehensive loss for all periods presented resulted from foreign currency translation gains and losses.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies (cont.)

Share-based Payment Arrangements

The Company records its share-based compensation in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, (“SFAS 123R”) “Share-Based Payment ,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company has estimated expected forfeitures, as required by SFAS No. 123R, and is recognizing compensation expense only for those awards expected to vest. Prior to 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, (“APB 25”) “Accounting for Stock Issued to Employees ,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. The Company used the modified prospective application method in adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005.

Loss per Common Share

SFAS 128, Earnings Per Share, requires presentation of “basic” and “diluted” earnings per share on the face of the statements of operations for all entities with complex capital structures. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation. At December 31, 2008 and 2007, the Company had options and warrants outstanding exercisable to purchase 6,443,246 and 6,132,746 shares of common stock, respectively. All options and warrants have been excluded from the weighted average share calculation because they would be anti-dilutive.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high quality financial institutions. On October 3, 2008, the Federal Deposit Insurance Corporation temporarily increased the insured amount from $100,000 to $250,000 for deposits maintained at any one financial institution. At December 31, 2007, the Company participated in an additional insurance program to insure the $2,777,000 in excess of insured or bonded levels, maintained at four different financial institutions. At December 31, 2008, the Company had $0 in excess of insured or bonded levels. The Company generally does not require collateral from the law enforcement agencies.

The Company purchased from our foreign contract manufacturer approximately 74% and 67% of our inventory during the years ended December 31, 2008 and 2007, respectively. The Company’s product line to date has been concentrated in one product the ICOP Model 20/20 Digital Video Recording System, which has been purchased from this one supplier. If required, an alternate supplier would not be immediately available.

The Company sold substantially all of its products to law enforcement agencies in the US and abroad or to distributors selling to law enforcement agencies. Accordingly, substantially all accounts receivable at December 31, 2008 and 2007 are concentrated in the law enforcement industry.

The Company is continually exposed to risks of future material loss related to torts; theft of, damage to, expropriation of, or destruction of assets; business interruption; errors or omissions; injuries to employees; or acts of God. Management has made no estimate of the actual and potential effects of losses from such risks on the Company’s historical or planned operations, including exposure to losses from claims, curtailment of research and development or manufacturing, or contraction or cessation of other activities, such as discontinuance of its product line.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The Company has determined, based on available market information and appropriate valuation methodologies, the fair values of its financial instruments’ approximate carrying values. The carrying amounts of cash, receivables, payables, and other current liabilities at December 31, 2008 and 2007 approximate fair value due to the short-term maturity of the instruments.

Presentation of Taxes Collected and Remitted to Government Authorities

During 2006 the Company adopted, EITF 06-3, How Taxes Collected and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross versus Net Presentation). The Company presents taxes collected and remitted to governmental authorities on a net basis in the accompanying Statement of Operations.

Recent Accounting Pronouncements

In September 2006, FASB issued Statement No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies when other accounting pronouncements require or permit assets and liabilities to be measured at fair value, but does not expand the use of fair value to new accounting transactions. SFAS 157 is effective for financial assets and liabilities for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157. Collectively, the Staff Positions defer the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, and amend the scope of SFAS 157. We do not expect the adoption of SFAS 157 to have a material impact on our financial statements.

Note 2: Property and Equipment

Property and equipment consisted of the following as of December 31, 2008 and 2007:

	2008	2007
Land	$1,000,259	$—
Equipment	1,276,431	1,147,983
Vehicles	342,552	391,421
Furniture	445,215	341,583
Leasehold improvements	190,640	185,462
	3,255,097	2,066,449
Less: accumulated depreciation	(1,230,779)	(706,819)
	$2,024,318	$1,359,630

Depreciation expense for the years ended December 31, 2008 and 2007 was $573,979 and $363,828, respectively.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3: Debt

On November 10, 2008, we entered into a purchasing agreement (the “Purchasing Agreement”) with a factoring company (the “Purchaser”) for 18 months to sell all of our accounts receivable at a discount of 0.75% (“Purchasing Fee”) from the face value of each invoice for every 30 days the invoice is outstanding. We are obligated to sell all of our receivables to the Purchaser, but the Purchaser is not obligated to purchase any receivables or to advance against them. The Purchaser may, in its sole discretion, advance up to 85% of the eligible accounts receivable outstanding for a maximum borrowing of $5 million. The interest rate on outstanding advances is the greater of (i) 2.5% plus the greater of LIBOR plus 2.75% or the prime rate as published by the Wall Street Journal or (ii) 8.0%. In no event shall LIBOR be less than 3%. The Company is responsible for any invoices which are unpaid after 91 days or are subject to other defaults by the customer. We are required to sell to the Purchaser $2.4 million in invoices each calendar quarter or pay the minimum Purchasing Fee for any shortfall. We are also required to maintain a $5 million tangible net worth at all times during the term of the Purchasing Agreement. The Purchasing Agreement may be renewed annually after the initial 18-month term, and may be terminated by the Purchaser at any time without cause on 60 days notice. The Purchaser may, in its sole discretion, advance us up to 50% of eligible inventory, not to exceed the lesser of (i) 40% of the outstanding advances under the accounts receivable financing or (ii) $750,000. The interest rate on outstanding advances on inventory is the greater of (i) 3.5% plus the greater of LIBOR plus 2.75% or the prime rate as published by the Wall Street Journal or (ii) 9.0%. In no event shall LIBOR be less than 3%. The financing facility is secured by the Company with a security interest granted to the Purchaser on all assets. The Company accounts for receivables sold to the factor with recourse as secured borrowings. Trade accounts receivable sold to the factor remain in the custody and control of the Company and the Company maintains all credit risk on those accounts. As of December 31, 2008, the amount due to factor totaled $602,009 against invoices totaling $1.3 million. The average interest rate was 8.56% and the average amount of borrowing was $330,000 for 2008. As of December 31, 2008, the Company was in compliance with the Purchasing Agreement’s covenant.

The Company had a $3,500,000 line of credit with Equity Bank. On August 20, 2008, the bank declared the line of credit in default under the “general insecurity” clause of the loan agreement and our anticipated breach of the $7.5 million net worth financial covenant. The Company had until October 20, 2008 to refinance or pay off the outstanding balance on the line of credit, which was $1,425,000 on August 20, 2008. On October 16, 2008, we obtained an extension to pay off the line of credit until December 4, 2008. In connection with the extension, we made a $600,000 principal payment on the outstanding balance. On November 10, 2008, the outstanding balance on the line of credit was repaid with the proceeds from the Purchasing Agreement described in the preceding paragraph.

On March 3, 2008, the Company executed a loan agreement with the Bank of Blue Valley to borrow $780,000 to purchase land on which the Company may use to construct a new corporate headquarters when its current lease expires. The borrowed amount and $120,000 in cash were applied toward the purchase price. The loan agreement is due after one year with a floating interest rate, adjusted daily, of 0.5% above the bank’s prime rate. Interest is payable monthly, with the principal due at maturity. The loan is principally secured by the purchased land.

Note 4: Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

	Years Ended December 31,
	2008	2007
U.S statutory federal rate	34%	34%
State income tax rate, net of federal benefits	5%	5%
Net operating loss (NOL) for which no tax benefit is currently available	(39)%	(39)%
	0%	0%

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 4: Income Taxes (cont.)

At December 31, 2008, deferred taxes consisted of a net tax asset of $9,313,000 due to operating loss carryforwards of $20,112,000, which was fully allowed for in the valuation allowance of $9,313,000. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2008 was $2,312,270. Net operating loss carryforwards will expire through 2028. The value of these carryforwards depends on the ability of the Company to generate taxable income.

At December 31, 2007, deferred taxes consisted of a net tax asset of $7,000,750 due to operating loss carryforwards of $16,595,000, which was fully allowed for in the valuation allowance of $7,000,750. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2007 was $2,128,750. Net operating loss carryforwards will expire through 2027. The value of these carryforwards depends on the ability of the Company to generate taxable income.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of those losses.

The Company’s federal and state income tax returns are closed by relevant statute for all tax years prior to 2004.

Note 5: Shareholders’ Equity

Preferred Stock

Preferred stock with no par value may be issued in series. Designations, preferences, stated values, rights, qualifications or limitations are to be determined by the Board of Directors.

Stock Issued for Cash

During 2008 and 2007, shareholders exercised warrants to purchase 0 and 203,993 shares, respectively, of the Company’s no par value common stock for total net proceeds of $0 and $1,079,773, respectively.

Employee Stock Purchase Plan

During 2006, the Company established a qualified Employee Stock Purchase Plan (ESPP), which allows qualified employees to participate in the purchase of designated shares of the Company’s no par value common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each offering period, as defined by the plan documents. The Company reserved 200,000 shares of common stock for purchase under the ESPP. During 2008 and 2007, the Company sold 31,331 and 12,580 shares, respectively, of its no par value common stock to employees under the ESPP at a total price of $51,732 and $67,149, respectively. At December 31, 2008, 154,789 registered shares remained available for employees to purchase under this plan.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5: Shareholders’ Equity (cont.)

Restricted Stock

In May 2006, the board of directors granted a total of 400,000 shares of restricted common stock to two executive officers in recognition of their importance to the achievement of certain milestones. The shares have been issued to the officers but are restricted from sale by the officers. Restrictions on 50% of the shares lapsed when the Company reached a total of $15 million gross revenue from inception, and restrictions on the remaining 50% of the shares lapse when the Company reaches positive earnings before interest, taxes, depreciation and amortization (EBITDA) for three consecutive months. The Company valued these restricted shares at the market value on May 4, 2006 of $5.85 per share for a total of $2,340,000. The value of the shares related to the gross revenue target was reported as compensation expense and added to paid-in capital ratably as revenue accumulated to the $15 million target, which was achieved in 2007. The value of the shares related to the positive EBITDA target is being recognized as the progress toward consecutive months of positive EBITDA is reached. The grant further provides that the officers will receive a supplemental bonus in an amount equal to the income tax liability incurred by the officers at the time the restrictions lapse. Supplemental bonus of $747,134 was paid and expensed during 2007 relating to the lapse in restrictions on the $15 million achievement.

On July 10, 2008, the Company granted to each of Mr. Owen, the Company’s Chief Executive Officer, and Ms. Owen, the Company’s Chief Operating Officer, 200,000 options to purchase shares of common stock at an exercise price of $1.39 per share, the closing price of the Company’s common stock on July 10, 2008, as reported on the NASDAQ Capital Market. These options are immediately exercisable, expire on July 10, 2018, and were granted pursuant to, and are subject to the terms, conditions and forfeiture provisions of, the 2002 Stock Option Plan. The Company granted these options in exchange for (i) Mr. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 50,000 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share, and (ii) Ms. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 37,500 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share. The cancellation of the original awards accompanied by the concurrent grant of options was accounted for as a modification of terms of the cancelled awards which resulted in total incremental cost of approximately $342,000. The modification was calculated as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms were modified as it relates to the instruments expected to vest.

The fair value of the modified award was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.10%
Dividend yield	0.00%
Volatility factor	61.38%
Weighted average expected life	7.5 years

The fair value of the original award immediately before its terms were modified was estimated at the modification date using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.10%
Dividend yield	0.00%
Volatility factor	61.38%
Weighted average expected life	1 -3 years

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5: Shareholders’ Equity (cont.)

Stock Option Plan

The Company established a Stock Option Plan (the “Plan”) in 2002 to attract and retain directors, officers, key employees and consultants. The plan permits the Board of Directors to grant options to purchase common stock restricted stock awards, cash, and shares of common stock or any combination. At December 31, 2007, 17,000 shares were borrowed from the 2008 plan year for 2007 grants in accordance with the Plan. Share-based compensation expense related to these awards of $576,776 and $492,392 was recorded for the years ended December 31, 2008 and 2007, respectively.

Stock option activity summary is presented in the table below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2006 (718,500 exercisable)	822,500	$5.81
Granted	357,500	6.71
Exercised	(9,000)	5.85
Forfeited	(26,000)	5.85
Expired	—	—
Outstanding at December 31, 2007 (867,500 exercisable)	1,145,000	$6.08	5.4	$—
Granted	430,000	6.31
Exercised
Forfeited	(242,500)	5.85
Expired	(5,000)	5.85
Outstanding at December 31, 2008	1,327,500	$4.53	7.1	$—
Exercisable Outstanding at December 31, 2008	1,203,000	$4.38	7.4	$—
Vested and expected to vest at December, 31, 2008	1,327,500	$4.53	7.1	$—

Options outstanding that are expected to vest are net of estimated future option forfeitures. The Company received cash of $0 and $52,650 in connection with stock options exercised during the years ended December 31, 2008 and 2007, respectively. The intrinsic value of these options exercised was $24,600 during the year ended December 31, 2008.

The fair value of the options granted during 2007 was estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.77 – 5.18%
Dividend yield	0.00%
Volatility factor	54 – 55%
Weighted average expected life	4.0 years

The fair value of the options granted during 2008 was estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	1.77 – 3.41%
Dividend yield	0.00%
Volatility factor	58 – 62%
Weighted average expected life	1 -7.5 years

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5: Shareholders’ Equity (cont.)

Stock Option Plan (cont.)

Total compensation cost recognized under share-based payment arrangements during the years ended December 31, 2008 and 2007 is presented in the table below:

	December 31,
	2008	2007
Stock option awards to employees	$508,367	$382,773
Employee stock purchase plan	17,911	12,917
Restricted stock awards	—	1,768,134
Stock option awards to non-employees	68,409	109,619

Total compensation cost	$594,687	$2,273,443

Total compensation cost not yet recognized as of December 31, 2008 and 2007 is presented in the table below:

	December 31,		Weighted- Average Remaining Vesting Period (Years)
	2008	2007
Stock option awards to employees	$205,804	$613,268	2.4
Restricted stock awards	—	780,000	1.0
Stock option awards to non-employees	136,818	216,223	2.8

Total compensation cost	$342,622	$1,609,491

Total compensation cost not yet recognized as of December 31, 2008 and 2007 is related to non-vested awards. The actual compensation cost recognized might differ due to forfeitures or cancellations and the fact that the vesting period for restricted stock awards is based on future performance criteria. Upon vesting of restricted stock awards, additional cash compensation will be paid to the holders to reimburse the income tax cost of the award.

Restricted common stock activity is presented in the table below:

	Number of Shares	Weighted- Average Grant-date Fair Value
Unvested at December 31, 2006	400,000	5.85
Vested	(200,000)	5.85
Unvested at December 31, 2007	200,000	5.85
Cancelled	(200,000)	5.85
Unvested at December 31, 2008	—

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5: Shareholders’ Equity (cont.)

Stock Warrants

Common stock warrants activity is presented in the table below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	5,480,250	$5.99
Exercised	(203,994)	5.44
Forfeited	(11,010)	6.19
Outstanding at December 31, 2007	5,265,246	$6.02	2.5	$—
Expired	(25,000)	6.19
Outstanding at December 31, 2008	5,240,246	$6.01	2.5	$—
Exercisable Outstanding at December 31, 2008	5,240,246	$6.01

Note 6: Commitments

Operating Lease Arrangements

The Company leases office space in Lenexa, Kansas and in Olathe, Kansas under operating leases expiring in 2010. Future minimum payments due under the non-cancelable leases are as follows:

Year ending December 31:
2009	$276,176
2010	138,088

$414,264

Rent expense was $277,537 and $217,334 for the years ended December 31, 2008 and 2007, respectively.

Royalty Payments

The Company has agreed to pay royalties of approximately $10 for each video recording unit sold and $100 for each system server sold to third parties using a specified portion of current software.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6: Commitments (cont.)

401(k) Retirement Savings Plan

During 2005, the Company adopted a retirement savings plan intended to comply with Section 40l(k) of the Internal Revenue Code of 1986. All employees are eligible to participate in the plan after one year of service and attainment of age twenty-one. In general, amounts held in a participant’s account are not distributable until the participant terminates employment with the Company, reaches age 59 1/2, dies or becomes permanently disabled.

Participants are permitted to authorize pre-tax savings contributions to a separate trust established under the 401(k) plan, subject to limitations on deductibility of contributions imposed by the Internal Revenue Code. The Company made “safe harbor” matching contributions of three percent of compensation for all eligible employees. Each participant is 100% vested at all times in employee and employer “safe harbor” contributions. The Company’s matching contributions to the 401(k) plan were $61,168 and $60,126 in 2008 and 2007, respectively. Effective January 1, 2007, the Company changed the “3% safe harbor” provisions to a Company contribution of up to four percent of compensation for all eligible employees that themselves contribute up to five percent to the plan.

Note 7: Subsequent Events

On March 3, 2009, the Company renewed its $780,000 loan agreement with the Bank of Blue Valley by paying the principal down by $150,000 and entering into a one-year note for $629,985 in principal amount. The principal bears interest at 8% which is payable monthly. The loan is principally secured by the purchased land.

On July 15, 2008, the Company filed a Registration Statement on Form S-1 (Registration Number 333-152347) to register 1,250,000 shares of common stock. Due to volatile market conditions, the Company determined not to proceed with the contemplated offering and, on February 13, 2009, withdrew the Registration Statement. None of the securities registered in the Registration Statement was sold.

550,000 Units

Each unit consisting of ten shares of common stock

and ten non-redeemable Class B warrants

PROSPECTUS

Paulson Investment Company, Inc.

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee	$350
FINRA Filing Fee*	$1,300
NASDAQ Additional Listing Fee*	$60,000
Underwriter’s Non-accountable Expense Allowance*	$90,750
Printing and Engraving*	$25,000
Accounting Fees and Expenses*	$15,000
Legal Fees and Expenses*	$80,000
Transfer Agent Fees*	$5,000
Miscellaneous*	$2,600

Total*	$280,000

* Estimated

Item 14.	Indemnification of Directors and Officers.

Our Bylaws provide that, in the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of the Company (or by reason of service as a director, officer, employee or agent of another entity at the request of the Company), then we shall indemnify that individual against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner the person reasonably believed to be in the best interests of the Company or, in all other cases, in a manner that was at least not opposed to the Company’s best interests. Notwithstanding the foregoing, no indemnification shall be made if the person is adjudged to be liable to the Company, or if the person is adjudged liable on the basis that the person derived an improper personal benefit. Under certain circumstances, we may pay expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance to the final disposition of the matter. Furthermore, our Articles of Incorporation, as amended, provide for indemnification of our directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by such person because the person is or was a director, officer, fiduciary, or employee of the Company (or because the person served as a director, officer, employee, partner, trustee or agent of another entity at the request of the Company) to the maximum extent permitted under Colorado law. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of Registrant pursuant to the above, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

In August 2006, pursuant to an exemption under Section 4(2), we issued a warrant to Albert DeProspero, a former member of our Advisory Board, to purchase up to 10,000 shares of common stock for $7.50 per share in exchange for services. The warrant expires in August 2011.

In September 2006, pursuant to an exemption under Section 4(2), we issued a warrant to Northeast Securities, Inc., a consultant, to purchase up to 30,000 shares of common stock for $6.81 per share in exchange for services. The warrant expires in August 2009.

On April 1, 2009, pursuant to an exemption under Section 4(2), we issued the following securities to DC Consulting, LLC, a consultant, in exchange for services: an option to purchase up to 50,000 shares of common stock for $0.61 per share; a warrant to purchase up to 100,000 shares of common stock for $1.50 per share; and a warrant to purchase up to 100,000 shares of common stock for $2.50 per share. These securities expire on March 31, 2011.

II-I

Item 16.	Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement.+

3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10 filed with the Commission on September 13, 1999).

3.2	First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3	Second Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 26, 2002).

3.4	Third Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.4 of the Form SB-2 registration statement filed April 4, 2005).

3.5	Fourth Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed March 22, 2007).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K filed August 16, 2001).

3.7	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 4, 2007).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.2	Form of Redeemable Public Warrant (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.3	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.4	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.5	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc. and Form of Warrant, dated as of December 8, 2005 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.6	Form of Purchase Warrant to placement agent (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.7	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.8	Form of Warrant issued to Lou Anemone (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.9	Form of Warrant issued to independent directors (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.10	Options issued to DC Consulting, LLC dated April 1, 2009.+

4.11	Warrants issued to DC Consulting, LLC dated April 1, 2009.+

4.12	Warrants issued to DC Consulting, LLC dated April 1, 2009.+

4.13	Form of Representative’s Warrant.+

4.14	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc.+

4.15	Form of Class B warrant.*

5.1	Opinion of Holland & Knight LLP.*

II-II

10.1	2002 Stock Option Plan (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.2	Software Decode License Agreement dated as of January 7, 2005 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.3	Memorandum of Understanding between the Registrant and TriSquare Communications (Hong Kong) Co., Ltd., dated as of February 11, 2004 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.4	Development and Manufacturing Agreement between the Registrant and Tietech Co., Ltd., dated as of February 10, 2005 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.5	Commercial Lease Agreement dated April 12, 2005 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.6	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with David C. Owen (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed May 14, 2008).

10.7	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.8 to the Form 10-Q filed May 14, 2008).

10.8	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (Reg. No. 333-131038) filed January 13, 2006, as amended).

10.9	Promissory Note dated March 3, 2008 to Bank of Blue Valley (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed March 28, 2008).

10.10	Commercial and Industrial Real Estate Contract dated February 12, 2007 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.11	Commercial Lease Agreement dated February 22, 2007 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.12	Lease Amendment No. 1 dated September 13, 2007 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed March 28, 2008).

10.13	Agreement Terminating Stock Grant and Options dated as of July 10, 2008 with David C. Owen (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed August 13, 2008).

10.14	Agreement Terminating Stock Grant and Options dated as of July 10, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed August 13, 2008).

10.15	Non-Statutory Stock Option Agreement as of July 10, 2008 with David C. Owen (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed August 13, 2008).

10.16	Non-Statutory Stock Option Agreement as of July 10, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed August 13, 2008).

10.17	Purchasing Agreement, entered into November 10, 2008 (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed November 14, 2008).

10.18	Amendment #1 to Purchasing Agreement entered into November 10, 2008 (incorporated by reference to Exhibit 10.2 of the Form 10-Q filed November 14, 2008).

10.19	Inventory Rider to Purchasing Agreement entered into November 10, 2008 (incorporated by reference to Exhibit 10.3 of the Form 10-Q filed November 14, 2008).

10.20	First Amendment to Executive Employment Agreement dated as of December 17, 2008 with David C. Owen (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.21	First Amendment to Executive Employment Agreement dated as of December 17, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.22	Development and Manufacturing Agreement dated as of November 5, 2008 (incorporated by reference to Exhibit 10.26 to the Form 10-K filed March 20, 2009) CTR

II-III

10.23	Changes in Terms Agreement with Bank of Blue Valley dated as of March 3, 2009 (incorporated by reference to Exhibit 10.27 to the Form 10-K filed March 20, 2009).

10.24	Promissory Note dated May 4, 2009 to Paulson Investment Company, Inc. (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed May 15, 2009).

23.1	Consent of Cordovano and Honeck, LLP.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).*

CTR	Portions of this exhibit have been omitted pursuant to a grant of confidential treatment.
*	To be filed by amendment.

+	Previously filed.

II-IV

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)	That, if the registrant is relying on Rule 430A, the registrant will:

(i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

(ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

II-V

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(7) If the registrant requests acceleration of the effective date of the registration statement under Rule 461, then in the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-VI

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lenexa, Kansas on May 15, 2009.

ICOP Digital, Inc.

By:	/s/ David C. Owen
David C. Owen, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Owen David C. Owen	Chairman and Chief Executive Officer (Principal Executive Officer)	May 15, 2009

/s/ Laura E. Owen Laura E. Owen	President, Director (Principal Operating Officer)	May 15, 2009

/s/ Mickie R. Koslofsky Mickie R. Koslofsky	Chief Financial Officer (Principal Accounting and Financial Officer)	May 15, 2009

* Roger L. Mason	Director	May 15, 2009

* Bryan Ferguson	Director	May 15, 2009

* Noel Koch	Director	May 15, 2009

*By:	/s/ David C. Owen
David C. Owen, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.+

3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10 filed with the Commission on September 13, 1999).

3.2	First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3	Second Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 26, 2002).

3.4	Third Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.4 of the Form SB-2 registration statement filed April 4, 2005).

3.5	Fourth Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed March 22, 2007).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K filed August 16, 2001).

3.7	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 4, 2007).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.2	Form of Redeemable Public Warrant (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.3	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.4	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.5	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc. and Form of Warrant, dated as of December 8, 2005 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.6	Form of Purchase Warrant to placement agent (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.7	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.8	Form of Warrant issued to Lou Anemone (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.9	Form of Warrant issued to independent directors (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.10	Options issued to DC Consulting, LLC dated April 1, 2009.+

4.11	Warrants issued to DC Consulting, LLC dated April 1, 2009.+

4.12	Warrants issued to DC Consulting, LLC dated April 1, 2009.+

4.13	Form of Representative’s Warrant.+

4.14	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc.+

4.15	Form of Class B warrant.*

5.1	Opinion of Holland & Knight LLP.*

10.1	2002 Stock Option Plan (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.2	Software Decode License Agreement dated as of January 7, 2005 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.3	Memorandum of Understanding between the Registrant and TriSquare Communications (Hong Kong) Co., Ltd., dated as of February 11, 2004 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.4	Development and Manufacturing Agreement between the Registrant and Tietech Co., Ltd., dated as of February 10, 2005 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended). CTR

10.5	Commercial Lease Agreement dated April 12, 2005 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.6	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with David C. Owen (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed May 14, 2008).

10.7	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.8 to the Form 10-Q filed May 14, 2008).

10.8	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (Reg. No. 333-131038) filed January 13, 2006, as amended).

10.9	Promissory Note dated March 3, 2008 to Bank of Blue Valley (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed March 28, 2008).

10.10	Commercial and Industrial Real Estate Contract dated February 12, 2007 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.11	Commercial Lease Agreement dated February 22, 2007 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.12	Lease Amendment No. 1 dated September 13, 2007 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed March 28, 2008).

10.13	Agreement Terminating Stock Grant and Options dated as of July 10, 2008 with David C. Owen (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed August 13, 2008).

10.14	Agreement Terminating Stock Grant and Options dated as of July 10, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed August 13, 2008).

10.15	Non-Statutory Stock Option Agreement as of July 10, 2008 with David C. Owen (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed August 13, 2008).

10.16	Non-Statutory Stock Option Agreement as of July 10, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed August 13, 2008).

10.17	Purchasing Agreement, entered into November 10, 2008 (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed November 14, 2008).

10.18	Amendment #1 to Purchasing Agreement entered into November 10, 2008 (incorporated by reference to Exhibit 10.2 of the Form 10-Q filed November 14, 2008).

10.19	Inventory Rider to Purchasing Agreement entered into November 10, 2008 (incorporated by reference to Exhibit 10.3 of the Form 10-Q filed November 14, 2008).

10.20	First Amendment to Executive Employment Agreement dated as of December 17, 2008 with David C. Owen (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.21	First Amendment to Executive Employment Agreement dated as of December 17, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 (Reg. No. 333-152347) filed on July 15, 2008, as amended).

10.22	Development and Manufacturing Agreement dated as of November 5, 2008 (incorporated by reference to Exhibit 10.26 to the Form 10-K filed March 20, 2009).CTR

10.23	Changes in Terms Agreement with Bank of Blue Valley dated as of March 3, 2009 (incorporated by reference to Exhibit 10.27 to the Form 10-K filed March 20, 2009).

10.24	Promissory Note dated May 4, 2009 to Paulson Investment Company, Inc. (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed May 15, 2009).

23.1	Consent of Cordovano and Honeck, LLP.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).*

CTR Portions of this exhibit have been omitted pursuant to a grant of confidential treatment.

*	To be filed by amendment.

+	Previously filed.